As filed with the Securities and Exchange Commission on August 12, 2005
                           Registration No. _________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ADAL GROUP, INC

          Delaware                        3334                    94-3012230
(State or Other Jurisdiction        (Primary Standard          (I.R.S. Employer
             of                 Industrial Classification    Identification No.)
      Incorporation or                Code Number)
        Organization)

                                  P.O. Box 177
                                Billhurst Studio
                              Lingfield Common Road
                                Lingfield, Surrey
                                 United Kingdom
                                     RH7 6B7
                               011-441-342-833855
                        (Address and Telephone Number of
                          Principal Executive Offices)

                                Nicholas Shrager
                      Chief Executive Officer and President
                                   PO Box 177
                                Billhurst Studio
                              Lingfield Common Road
                                Lingfield, Surrey
                                 United Kingdom
                                     RH7 6B7
                               011-441-342-833855
                       (Name, Address and Telephone Number
                              of Agent for Service)

                        Copies of all communications to:
                           Mitchell S. Nussbaum, Esq.
                                Loeb & Loeb, LLP
                                 345 Park Avenue
                               New York, NY 10154
             Telephone: (212) 407-4159 Facsimile No. (212) 407-4990

Approximate Date of Proposed Sale to the Public: As soon as possible after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box [ ]

                          CALCULATION OF REGISTRATION FEE

                                                                                    Proposed         Proposed
                                                                                     maximum          maximum         Amount of
                                                                Amount to be     offering price      aggregate      registration
Title of each class of securities to be registered               registered         per share      offering price         fee
--------------------------------------------------              ------------     --------------    --------------   -------------
Common Stock, $.0001 par value per share                            150,230          $5.25 (1)       $  788,708          $ 93
Common Stock, $.0001 par value per share, issuable upon             333,333          $3.00           $  999,999          $118
conversion of a Secured Convertible Term Note
Common Stock, $.0001 par value per share, issuable upon             142,857          $3.50           $  499,999          $ 59
conversion of a Secured Convertible Term Note
Common Stock, $.0001 par value per share, issuable upon             187,500          $6.30           $1,181,250          $139
exercise of a Common Stock Purchase Warrant
Common Stock, $.0001 par value per share, issuable upon             187,500          $6.83           $1,280,625          $150
exercise of a Common Stock Purchase Warrant
Common Stock, $.0001 par value per share, issuable upon                 472          $0.0001         $    0.472          $  1
exercise of an Option
TOTALS                                                            1,001,892                                              $560

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, using the average of the bid and asked prices, as reported on The Over the Counter Bulletin Board, on August 11, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED August __, 2005

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES PUBLICLY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

      This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                   PROSPECTUS

                                Adal Group, Inc.
                        1,001,892 Shares of Common Stock

      This prospectus relates to the resale of up to 1,001,892 shares of our common stock being offered by the selling stockholder. Of the shares covered by this prospectus, 150,230 shares have been issued to the selling stockholders upon exercise of an option by the selling stockholders, 476,190 shares are issuable upon the conversion of a secured convertible term note by the selling stockholder, 375,000 shares are issuable upon the exercise of a common stock purchase warrant by the selling stockholder and 472 shares are issuable upon exercise of the remainder of shares underlying the option by the selling stockholder. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. Assuming that the warrant is exercised in whole and the shares remaining under the Option are exercised , we will realize proceeds of approximately $2,461,875.

      Our shares of common stock are traded on The Over the Counter Bulletin Board under the symbol "ADGR." The average of the high and low prices of our common stock on August 11, 2005 was $5.25.

      THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is __________, 2005.

                                TABLE OF CONTENTS

                                                                           Page

SUMMARY.....................................................................1

FORWARD-LOOKING STATEMENTS..................................................3

RISK FACTORS................................................................3

USE OF PROCEEDS.............................................................8

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS....................8

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION...................9

DESCRIPTION OF BUSINESS....................................................16

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS...............23

EXECUTIVE COMPENSATION.....................................................25

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
       FINANCIAL DISCLOSURE................................................27

SELLING STOCKHOLDER........................................................28

DESCRIPTION OF SECURITIES..................................................29

PLAN OF DISTRIBUTION.......................................................29

INDEMNIFICATION............................................................31

LEGAL MATTERS..............................................................31

FINANCIAL STATEMENTS.......................................................31

EXPERTS....................................................................31

WHERE YOU CAN FIND MORE INFORMATION........................................32

INDEX TO FINANCIAL STATEMENTS..............................................33

                                     SUMMARY

      We were incorporated in Delaware under the name ESCAgenetics Corporation on July 29, 1986. We are a diversified producer of aluminum extrusions and manufactured parts and products. We are the parent company of several established businesses located in the United Kingdom that provide complete one-stop aluminum extrusion, machining, and assembly services. Aluminum is a commodity that is traded on the London Metal Exchange (LME) and priced daily based on market supply and demand. Our long-term goal is to create synergistic benefits through the acquisition and streamlining of vertically-integrated, value-added aluminum extrusion, machining, manufacturing and assembly operations.

Products and Services

      Through our subsidiaries and divisions we provide the following services to our customers:

      o     Aluminum Extrusion Design and Production Services

            We provide complete supply-chain management, including component design, fabrication, warehousing and delivery. We emphasize product precision, speed of order completion, extensive design knowledge and a flexible manufacturing process. We specialize in meeting just-in-time delivery schedules.

      o Precision Engineering, Tool Making and Volume Production of Machined Aluminum Components.

            We manufacture parts for air conditioning units for motor vehicles produced by major Original Equipment Manufacturers.

      o     Value - Added Finishing Services

            We provide value added finishing services to extruded aluminum parts, with services ranging from design, formation and machining to assembly and welding.

      o     Architectural Design

            We create aluminum-based designs that are unique, reliable and highly efficient. We currently manufacture heating and ventilating air conditioning systems.

      o     Manufacturing of Building Facades

            We manufacture aluminum commercial building facades for suppliers to and installers for the primary building contractors in the United Kingdom.

Executive Offices

      Our corporate headquarters in the UK is located at ICS House, Hall Road, Heybridge, Maldon, Essex, CM9 4LA. The telephone number at our corporate headquarters is 011-44-1621-874774.

Summary Financial Data:

      The following summary of our financial information has been derived from our unaudited consolidated financial statements for the quarters ended March 31, 2005 and March 31, 2004, our audited consolidated financial statements for the years ended December 31, 2004 and December 31, 2003, and our pro forma condensed consolidated financial statements which consolidated financial statements are included elsewhere in this prospectus.

                                                  Three months ending March 31,
                                                 ------------------------------
                                                      2005               2004
                                                 -----------        -----------

Net Sales                                        $     7,896        $     7,062

Cost of Sales                                          7,282              6,373
                                                 -----------        -----------

Gross Profit                                             614                689

Selling, General and
Administrative Expense                                 1,048                748
                                                 -----------        -----------

(Loss) from Operations                                  (434)               (59)

Interest Expense                                        (263)              (121)

(Loss) Before Income Taxes                              (697)              (180)

Provision For Income Tax Expense                        --                    6
                                                 -----------        -----------

Net (Loss)                                       $      (697)       $      (186)
                                                 ===========        ===========

Earnings (Loss) Per Share - Basic and Diluted         $(0.26)            $(0.07)
                                                 ===========        ===========
Weighted Average Number of Shares Outstanding      2,705,334          2,550,000
                                                 ===========        ===========

                           FORWARD-LOOKING STATEMENTS

      Statements in this prospectus that are not descriptions of historical facts are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of our plans and objectives for future operations and assumptions underlying such plans and objectives and other forward-looking terminology such as "may," "expects," "believes," "anticipates," "intends," "projects," or similar terms, variations of such terms or the negative of such terms. Forward-looking statements are based on management's current expectations. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth under "Risk Factors."

                                  RISK FACTORS

      Investing in our securities involves an element of risk. Our operations are currently based in the United Kingdom and although we plan to expand our businesses to the USA we are currently exposed to the Dollar / Sterling exchange rate risks. Our advisors are based in the USA and we have a firm business plan to acquire companies in the USA. The business currently has an infrastructure to support the business plan and the costs of this are currently a burden to the business. We have been loss making since completing our reverse merger in October 2004 and do not expect to make a profit in 2005. Our underlying operating companies are beginning to meet profit targets but the overall business is unlikely to make a profit until we materially increase our turnover through acquisition and organic growth. The businesses have several new products under development and although these could generate significant revenues they will incur development costs, Our business, financial condition or results of operations could be affected materially and adversely by any or all of these risks.

      THE FOLLOWING MATTERS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATIONS OR PROSPECTS, FINANCIAL OR OTHERWISE. REFERENCE TO THIS CAUTIONARY STATEMENT IN THE CONTEXT OF A FORWARD-LOOKING STATEMENT OR STATEMENTS SHALL BE DEEMED TO BE A STATEMENT THAT ANY ONE OR MORE OF THE FOLLOWING FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENT OR STATEMENTS.

RISKS RELATED TO OUR BUSINESS

We have a limited operating history. We were founded and commenced operations in October 2004 but our underlying operating subsidiaries have been trading between thirty and forty years. Our operating history may be insufficient for you to evaluate our business and future prospects. As we expand our business, we may increase our borrowings and as a result increase our interest expenses. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

      o implement our business model and strategy and adapt and modify them as needed;

      o increase awareness of our brands, protect our reputation and develop customer loyalty;

      o manage our expanding operations and service offerings, including the integration of any future acquisitions;

      o     maintain adequate control of our expenses;

      o anticipate and adapt to changing conditions in markets in which we operate as well as the impact of technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

Revenues may not be consistent due to fluctuating demand for products. We derive revenues through the sale of products to our customers. Fluctuating demand for products by our customers may result from a variety of factors, including, but not limited to customers' industries market falling, the weather, and competition from imports. If customer demand for our products is not consistent, our revenues could be adversely affected. Our industry has historically experienced a very slow start each year with December and the first three months of the year being the lowest in terms of sales. This is largely due to the seasonal nature of a large proportion of our customer base, the Christmas holiday period slow down and year end inventory reduction by customers.

Rising costs of raw materials could adversely impact our margins. Our principal raw material is aluminum billets, which are generally available from a variety of suppliers. However, world commodity prices for aluminum could rise faster than our ability to recoup increases in these costs from our customers. If raw material costs increase in such a manner, our gross profit and net income could be negatively impacted.

The acquisition of new businesses is costly and such acquisitions may not enhance our financial condition. Our growth strategy is to acquire companies, and identify and acquire assets from businesses in the United Kingdom, the United States and elsewhere that have services, products, technologies, industry specializations or geographic coverage that extend or complement our existing business. We may be unable to successfully identify or acquire such companies on favorable terms. Furthermore, any acquisitions we pursue may be subject to approval by the relevant local government authorities, which approval we may not obtain. Even if we are able to identify an acquisition candidate, the resources expended may be significant. Any future acquisitions will be subject to a number of challenges, including:

o     the  diversion  of  management   time  and  resources  and  the  potential
      disruption of our ongoing business;

o difficulties in maintaining uniform standards, controls, procedures and policies; and

o     potential unknown liabilities associated with acquired businesses.

In February 2005, we acquired all of the outstanding shares of Guilform Holdings Limited, a U.K. company, which is now known as Adal Guilform. We expect that acquisitions will strengthen our position as a leader in the Architectural market place, combining our current products and expertise with the aluminum cladding marketplace.

However, we may not achieve the anticipated benefits of future acquisitions.

The establishment and expansion of international operations requires significant management attention. All of our current revenues, are derived from the U.K. Our international operations are subject to risks, including the following, which, if not planned and managed properly, could materially adversely affect our business, financial condition and operating results:

      o legal uncertainties or unanticipated changes regarding regulatory requirements, liability, export and import restrictions, tariffs and other trade barriers;

      o     longer   customer   payment  cycles  and  greater   difficulties  in
            collecting accounts receivable;

      o uncertainties of laws and enforcement relating to the protection of intellectual property; and

      o     potentially uncertain or adverse tax consequences.

The market in which we compete is highly competitive and fragmented and we may not be able to maintain market share. We operate in a marketplace that is becoming more global, and the threat of lower cost imports is increasing. If we are not able to differentiate ourselves in ways other than by reducing prices, such as through technical experience, just in time service and quality, we may lose market share.

Our operations could be curtailed if we are unable to obtain required additional financing. We may need to raise additional funds through public or private financing, which may include the sale of equity and/or debt securities, including securities convertible into our common stock. The issuance of these securities could result in dilution to our stockholders. If we are unable to raise capital when needed, our business growth strategy may slow, which could severely limit our ability to increase revenue.

Efforts to comply with recently enacted changes in securities laws and regulations will increase our costs and require additional management resources and we still may fail to comply. As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports on Form 10-KSB. In addition, the independent registered public accounting firm auditing the company's financial statements must attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting. This requirement will first apply to our annual report on Form 10-KSB for our fiscal year ending December 31, 2006. If we are unable to conclude that we have effective internal controls over financial reporting or, if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as of December 31, 2006 and future year ends as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities. We have only recently begun a formal process to evaluate our internal controls over financial reporting. Given the status of our efforts, coupled with the fact that guidance from regulatory authorities in the area of internal controls continues to evolve, substantial uncertainty exists regarding our ability to comply by applicable deadlines.

We have never paid cash dividends and are not likely to do so in the foreseeable future. We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

RISKS RELATED TO OUR TECHNOLOGY AND EQUIPMENT

An inability to respond quickly and effectively to new technological developments could adversely impact our competitive position. Our failure to maintain the superiority through lack of investment in new products, new machinery and new processes or to respond to other technological changes could adversely affect our ability to retain existing customers and secure new customers. We will need to constantly seek out new technology to improve the efficiency and effectiveness of our processes. If we are unable to keep current with new developments, our competitors' technologies or products may render us noncompetitive. This means that we must have a strong capital investment program at our extrusion plant and our engineering factories. We need to continue to automate machines and processes and invest in modernizing our plant and equipment.

Systems failures and security breaches may harm our business. Any failure of our current technology systems, the technology systems of our planned acquisitions or any breach of security of our system or the systems of our planned acquisitions, or the perception of a failure or breach of security of such systems, could decrease our customers' trust in us and our content providers' trust in us to safeguard confidential and valuable information and assets, which could adversely affect their willingness to do business with us.

We rely on third parties for technology and backup systems. While we currently manage our technology at various sites and at our headquarters, we are planning to add additional technology and systems to support our business during the third quarter of 2005. Some of the technologies and systems are to be managed by third parties off site on outside servers for website hosting and backup. We may not be able to control access and security to these servers as we would if they were on site. While we make every effort to maximize the security and integrity of our data, we cannot guarantee that third parties will do the same regardless of their contractual obligation to do so.

Additionally, some of our distributors both domestically and overseas keep local copies of a portion of our image library on their servers to expedite delivery of images to their clients. We do not have control over the day-to-day management of their technology and the security and integrity of their systems. If our data is compromised, it may be rendered unusable or we may be unable to prevent unauthorized copies of images from our library from entering the marketplace.

We rely on electricity and gas to produce our products. The heating of aluminum billets as part of the extrusion process employs electricity and gas heaters requiring a large and continuous supply of electricity and gas. Our ageing ovens are powered by electricity. Interruptions of electricity supply can result in lengthy production shutdowns, increased costs associated with restarting production and waste of production in progress. In extreme cases, interruptions of electricity supply can also cause damage to or destruction of the equipment and facilities. We encountered shortages of electric power supply in 2004. We do not expect any significant improvement of this situation. Electricity and gas costs are a principal production cost component of the aluminum extrusion manufacturing process

Our revenues and earnings are heavily affected by the price of aluminum billets. Volatile prices in the exchange traded secondary aluminum market and currency markets could adversely affect our revenues and earnings. The price of billets is controlled through London Metals Exchange. Increases or Decreases in the LME price can have a substantial adverse effect on our revenues and earnings because we are unable to adjust our selling prices to our market place as readily..

Secondary aluminum prices historically have been subject to significant cyclical price fluctuations. We believe the timing of changes in the market price of aluminum largely are unpredictable. Price fluctuations are affected by numerous factors beyond our control, including

      o     the overall demand for, and worldwide supply of, primary aluminum

      o     the availability and price of competing commodities

      o     international economic trends

      o     currency exchange rate fluctuations

      o     expectations of inflation

      o     actions of commodity market participants

      o     consumption and demand patterns and

      o     political events in major producing countries.

We are subject to certain environmental laws and regulations. We are subject to a wide variety of European and International environmental laws and regulations (the "Environmental Laws"). From time to time, we are subject, with respect to our current and former operations, to fines or penalties assessed for alleged breaches of the Environmental Laws, and to claims and litigation based upon such laws. Further, future environmental regulations are expected to impose stricter compliance requirements on the aluminum industry. While uncertainties are inherent in the final outcome of these environmental matters, and it is presently impossible to determine the actual costs that ultimately may be incurred, management currently believes that the resolution of such uncertainties should not have a material adverse effect on the our consolidated financial position, results of operations, or liquidity.

If we are unable to effectively manage our growth we will be unable to successfully operate our business in the future. Our growth has placed, and is expected to continue to place, a significant strain on our managerial, technical, operational and financial resources. To manage our expected growth, we will have to implement and improve our operational and financial systems, and we will have to train and manage our growing employee base. We will also need to maintain and expand our relationships with customers, outside content providers and other third parties. If we are unable to effectively manage our growth, our business may become inefficient and therefore less profitable.

RISKS SPECIFIC TO THIS OFFERING

The price of our stock may fluctuate in the future. There is a significant risk that the market price of our common stock will decrease in the future in response to any of the following factors, some of which are beyond our control:

      o     variations in our quarterly operating results;

      o announcements that our revenue or income are below analysts' expectations;

      o     general economic slowdowns;

      o     changes in market valuations of similar companies;

      o     sales of large blocks of our common stock;

      o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; and

      o     fluctuations   in  stock  market  prices  and  volumes,   which  are
            particularly    common   among   highly   volatile   securities   of
            internationally-based companies.

The price in this offering will fluctuate based on the prevailing market price of our common stock on The Over the Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

You may suffer dilution upon the exercise of outstanding warrants and options. We currently have outstanding warrants to purchase 375,000 shares of our common stock and options to purchase 472 shares of our common stock, to the extent such warrants or options are exercised, there will be further dilution. In addition, in the event that any future financing should be in the form of securities convertible into, or exchangeable for, equity securities, investors may experience additional dilution upon the conversion or exchange of such securities.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. Assuming that all of the warrants held by selling stockholders are exercised for cash, we will realize proceeds of approximately $2,461,875, based on current market value of our stock and our agreement with Laurus Fund Management. We would use these funds for general corporate purposes.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      Our common stock is listed on the Over the Counter Bulletin Board under the symbol "ADGR". The following table sets forth the range of high and low bid prices reported by the Over the Counter Bulletin Board in each fiscal quarter from January 1, 2003 to December 31, 2004, and for the first two fiscal quarters of fiscal 2005. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. Information presented for dates prior to October 18, 2004, relate to the Company prior to the share exchange transaction described elsewhere in this Registration Statement on Form SB-2.

                                                     High       Low
            Fiscal 2003
            -----------
            Quarter Ended March 31, 2003            $0.84      $0.14
            Quarter Ended June 30, 2003             $0.84      $0.15
            Quarter Ended September 30, 2003        $4.90      $0.18
            Quarter Ended December 31, 2003         $2.00      $1.01

            Fiscal 2004
            -----------
            Quarter Ended March 31, 2004            $5.25      $2.75
            Quarter Ended June 30, 2004             $3.25      $1.50
            Quarter Ended September 30, 2004        $3.25      $1.01
            October 1, 2004 - October 27, 2004      $1.01      $1.01
            October  28,  2004 -  December  31,     $5.00      $1.01
            2004*

            Fiscal 2005
            -----------
            January 1, 2005 - March 31, 2005        $5.20      $5.00
            April 1, 2005 - June 30, 2005           $6.00      $4.00

*Represents stock performance for periods after the share exchange transaction.

      As of June 30, 2005, there were approximately 3,265,976 shares of common stock of the Company issued and outstanding.

      We have not paid any dividend on our common stock since inception and we do not intend to pay any dividends on our common stock in the foreseeable future.

2.    Equity Compensation Plan Information

      We do not currently have an equity compensation plan under which options, warrants or rights are authorized for issuance to employees or non-employees. We have not issued any options, warrants or rights under any individual compensation arrangement. We did grant 100,000 restricted shares to our Chief Financial Officer upon joining the company on June 1, 2005 and have issued 2,532 restricted shares to two employees as a bonus. We are considering equity compensation plans for our senior managers and our employees.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

THIS REGISTRATION STATEMENT ON FORM SB-2 CONTAINS STATEMENTS WHICH CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). DISCUSSION CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN THE MATERIAL SET FORTH BELOW AND UNDER "BUSINESS," AS WELL AS WITHIN THE ANNUAL REPORT GENERALLY. IN ADDITION, WHEN USED IN THIS ANNUAL REPORT, THE WORDS "BELIEVES," "ANTICIPATES," "EXPECTS," "PLANS," "INTENDS," "SHOULD," "WILL" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS AND STATEMENTS
OF EXPECTATIONS, PLANS AND INTENT ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES. ACTUAL RESULTS IN THE FUTURE COULD DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CHANGES IN TECHNOLOGY, CUSTOMER REQUIREMENTS AND NEEDS, AMONG OTHER FACTORS. WE UNDERTAKE NO OBLIGATION TO RELEASE PUBLICLY THE RESULTS OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT ANY FUTURE EVENTS OR CIRCUMSTANCES.

OVERVIEW

As discussed in the Notes to the Financial Statements contained in this Registration Statement on Form SB-2 we acquired, through a reverse merger transaction, Advanced Aluminium Group Limited ("AAG"), a company incorporated under the Companies Acts of England and Wales.

As a result of this merger, we adopted the financial reporting year end of AAG and therefore we now have a December 31 fiscal year end.

Our purchase of the shares of AAG has been treated for accounting and financial reporting purposes as a reverse acquisition of us by AAG, since the former AAG stockholders controlled us after the transaction. Under this accounting treatment, AAG is deemed for accounting purposes to be the acquiring entity and we are the acquired entity.

On October 20, 2003, AAG acquired all of the outstanding capital stock of Advanced Aluminium Industries, Ltd. ("AAI"). AAI's activities as of the date of acquisition consisted solely of the ownership of Seco, which was acquired by AAI.

On January 30, 2004, AAG acquired all of the outstanding capital stock of Adal Engineering f/k/a W.H.G. Fagg &Son LTD. through its wholly-owned subsidiary AAI. The consolidated financial information for Adal Engineering included in this Registration Statement on Form SB-2, is reflected as of the date of the acquisition through December 31, 2004.

We intend to expand both organically and through acquisition. We completed our second acquisition on February 7, 2005 when we acquired Guilform Holdings. This acquisition was the first step in building our Architectural Division and the focus in 2005 will be on building this Division and improving productivity and efficiency at both Adal Seco and Adal Engineering.

The Adal Seco plant and machinery has been an area of investment focus in the fourth quarter of 2004 and will require continued investment during fiscal years 2005 and 2006 to enable us to return to and improve upon historical productivity and efficiency levels. Anticipated investment in plant and machinery over the next two years is $2,000,000. We have invested in a new puller and heater at Adal Seco and will invest in handling and packing equipment at Adal Seco in the first half of 2005. We have also added new CNC machines at Adal Engineering and an automation timetable, subject to allowable production downtime in the current environment, has been budgeted. These investments are expected to improve the throughput at these facilities without increasing labor costs at Adal Seco and reducing labor cost at Adal Engineering, thus improving our cost of sales.

We reviewed our planned expansion in a machining and fabrication operation in the Czech Republic and put this project on hold until 2006. We already formed the corporate entity in the Czech Republic and established banking facilities, which will remain in place. It is unlikely that there will be further major acquisitions in the UK in 2005. Our focus will be on organic growth in the UK and the acquisition of a US based aluminum manufacturer. We are currently developing marketing plans and will work with our advisors to raise equity capital to de-leverage the Balance Sheet, provide Investment Capital for Adal Seco and to reduce our reliance on accounts receivable financing.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

This discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements that have been prepared under accounting principles generally accepted in the United States. The preparation of financial statements requires our management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could materially differ from those estimates. We have disclosed all significant accounting policies in Note 1 to the consolidated financial statements included in this Registration Statement on Form SB-2. The consolidated financial statements and the related notes thereto should be read in conjunction with the following discussion of our critical accounting policies. Critical accounting policies and estimates are:

      o     Revenue Recognition

      o     Accounting for Long-Lived Assets

      o     Impairment of Long-Lived Assets

REVENUE RECOGNITION

Revenue recognition rules are very complex, and certain judgments affect the application of our revenue policy. The amount and timing of our revenue is difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from quarter to quarter. In addition to determining our results of operations for a given period, our revenue recognition determines the timing of certain expenses, such as commissions and other variable expenses. We recognize revenue when products are shipped to customers, the customer is obligated to pay for such product and collectability is reasonably assured.

ACCOUNTING FOR LONG-LIVED ASSETS

We state our property and equipment at acquisition cost and compute depreciation for book purposes by the straight-line method over estimated useful lives of the assets. In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to the future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized to the extent the carrying amount of the asset exceeds the fair value of the asset. These computations are complex and subjective.

IMPAIRMENT OF LONG-LIVED ASSETS

In assessing the recoverability of our intangibles we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. This impairment test requires the determination of the fair value of the intangible asset. If the fair value of the intangible asset is less than its carrying value, an impairment loss will be recognized in an amount equal to the difference. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets.

RECENTLY ISSUED ACCOUNTING STANDARDS

In November 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 152 "Accounting for Real Estate Time-Sharing Transactions - An amendment of SFAS No. 66 and 67." This Statement amends Statement of Financial Accounting Standards ("SFAS") No. 66, "Accounting for Sales of Real Estate," to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in American Institute of Certified Public
Accountants Statement of Position (SOP) 04-2, "Accounting for Real Estate Time-Sharing Transactions." This Statement also amends SFAS No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects," to state the guidance for (a) incidental costs and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to guidance in SOP 04-2. SFAS No. 152 is effective for financial statements for fiscal years beginning after June 15, 2005. Adoption of this Statement is not expected to have a material impact on our financial statements.

In November 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets
- an amendment to APBO No. 29." This Statement amends Accounting Principles Board Opinion ("APBO") No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This is effective for fiscal periods beginning after June 15, 2005. Adoption of this Statement is not expected to have a material impact on our financial statements.

On December 16, 2004, the FASB issued SFAS No. 123R, "Share-Based Payment", which replaces SFAS No. 123, "Accounting for Stock-Based Compensation" and supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on the grant date fair value of the award. SFAS No. 123R was to be effective for interim or annual reporting periods beginning on or after June 15, 2005, but in April 2005 the SEC issued a rule that will permit most registrants to implement SFAS No. 123R at the beginning of their next fiscal year, instead of the next reporting period as required by SFAS No. 123R. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. Under SFAS No. 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive options, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. We have adopted the requirements of SFAS No. 123 for the fiscal year beginning on January 1, 2005, and we expect that the adoption of SFAS No. 123R will have no material impact on our financial statements.

In October 2004, the FASB issued SFAS No. 151 "Inventory Costs - an amendment of ARB No. 43, Chapter 4." This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. Adoption of this Statement is not expected to have a material impact on our financial statements.

RESULTS OF OPERATIONS

Please refer to our interim consolidated financial statements , which are included at the end of this document beginning on page Q-1 and our audited consolidated financial statements, which are included at the end of this document beginning on page F-1.

THREE MONTHS ENDED MARCH 31, 2005 COMPARED TO THREE MONTHS ENDED MARCH 31, 2004

When reviewing the results of operations compared to the prior period, it is important to consider the evolution of the Company. The first quarter of 2004 includes a full quarter for Adal Seco, two months for Adal Engineering (acquired on 30th January 2004), no results for Adal Guilform (acquired on 7th February
2005) and only reflects the start up of our corporate office and the very beginnings of our corporate infrastructure, and does not include the costs associated with being a US public company which began on October 28, 2004. The first quarter of 2005 includes a full quarter for Adal Seco, Adal Engineering, our corporate office and costs associated with being a public company and includes about two months of Adal Guilform.

REVENUES. For the three months ended March 31, 2005, our consolidated revenues were $7,896,000 compared to $7,062,000 for the comparable 2004 period, an increase of $834,000 or 12%. The increase is due to incremental revenues from Adal Engineering $426,000 (mainly due to the extra month in 2005), $417,000 of revenues from Adal Guilform and $205,000 from favorable exchange rates (UK sterling 3% stronger versus the dollar for the same period last year). These gains are offset by a $214,000 revenue reduction at Adal Seco, a decrease of approximately 2%. Based on published industry data, we believe that the aluminum extrusion market in the United Kingdom has suffered a downturn of between 10% and 15% in the first quarter of 2005.

COST OF GOODS SOLD. Cost of goods sold as a percentage of sales were 92% for the three months ended March 31, 2005 versus 90% for the same period in 2004.

This increase is largely due to the increased raw material costs, which we have not yet passed through to customers. It typically takes 3 to 4 months to adjust prices. Our capital investment program and operating efficiency plans are well underway and we expect to see significant reductions in our cost of sales by the year end and expect to see some impact in quarters two and three.

Adal Seco's cost of goods sold was 94% of sales for the three months ending March 31, 2005 compared to 90% in the same period last year. Raw material costs were 56% of sales compared to 54% in the same period last year. Capital investment in a new puller in December 2004 has helped our efficiency, but the full impact will not be seen until we install other key pieces of equipment over the next several months. Our next investment is scheduled for June 2005(this date has passed). Direct Labor costs were also up by 0.4% as a percentage of sales mainly due to the fixed nature of our direct labor and the lower sales volume. Manufacturing overhead were up by 1% as a percentage of sales, mainly due to the lower sales volume.

Adal Engineering's cost of goods sold was 93% of sales for the three months ending March 31, 2005 compared to 92% in the same period last year. Raw material costs are down 8% compared to the same quarter last year due to an improved mix of business in the first quarter of 2005. Manufacturing Overheads are up 9% on the same period last year. This increase is partly due to the increased running costs of the Engineering's new facility, the business moved into new facilities on January 31, 2005, and partly due to one time costs associated with moving to the new facility and vacating the previous one.

Adal Guilform's cost of goods sold was almost equal to the sales for the period and the first quarter of the year is typically very slow in Adal Guilform's marketplace. Revenues for the second quarter appear to be increasing and are inline with our expectations.(should be able to define now)

SELLING, GENERAL & ADMINISTRATIVE EXPENSES. For the three month period ended March 31, 2005, selling, general and administrative costs were $1,048,000 compared to $748,000 in the same period last year. At the operating company level the SG&A costs are in line with the previous year. Adal Guilform's SG&A was $45,000 from February 8 through March 31 and there were no such expenses included in our 2004 operating results. The remaining increase is due to; (a) the expenses associated with running the group corporate office, $70,000 ($198,000 for the three months ending March 31, 2005 versus $128,000 in the same period of 2004) (b) costs associated with the US public company, principally legal and accounting costs, $125,000 ($140,000 in the three months to March 31, 2005, versus $15,000 in the same period of 2004); (c) amortization of Adal Engineering and Adal Guilform's customer lists of $20,000 ($41,000 in the three months to March 31, 2005, versus $21,000 in the same period for 2004); and (d) effect of exchange rates of $30,000.

INTEREST EXPENSE. Interest expense for the three months ended March 31, 2005 was $263,000 compared with $121,000 for the three months ended March 31, 2004. The increase of $142,000, $138,000 after adjusting for the $4,000 exchange rate impact, is due to; (a) increases in the bank of England base rate $22,000 (base rate 4.75% for the 2005 period versus 3.75% for the 2004 period); (b) additional debt associated with the acquisition of Adal Guilform $40,000 (c) additional debt associated with development of the Witham site and the building of new manufacturing facilities there $11,000; (d) incremental asset finance for new machinery at Adal Engineering $11,000; (e) increased use of existing short term accounts receivable revolving credit facilities $54,000.

NET LOSS. For the three month period ended March 31, 2005, the net loss was $697,000, or $0.26 per share, compared to net loss of $186,000, or $0.07 per share for the three month period ending March 31, 2004.

YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003

When reviewing the results of the operations compared to the prior years the reader should consider the transition of the group from two private UK companies to a U.S. public company with the establishment of a corporate office. The costs of this transition are identified in the relevant sections below. All comparisons to 2003 reflect the combined amounts for the Company, which includes Adal Seco.

REVENUES. For the year ended December 31, 2004 our consolidated revenues were $29,228,000 up $7,981,000 on 2003. The Company had two operating subsidiaries in 2004. Adal Seco's revenues were $25,095,000 (including sales of $531,000 to Adal Engineering, eliminated on consolidation) and Adal Engineering's revenues were $4,664,000 for the eleven month period ended December 31, 2004. Revenues for Adal Extra and Adal Climatix are consolidated within Adal Seco.

Excluding the effect of exchange rates ($1,430,415) this represents a 5.7% increase on the prior year for Adal Seco, which was the result of an increase in sales for Adal Seco of 272 tons from 5,373 tons in 2003 to 5,645 tons in 2004.

COST OF GOODS SOLD. Cost of goods sold as a percentage of sales was 95%, $27,898,000, for the year ended December 31, 2004 versus 91% of sales, $19,315,000 for the same period in 2003. Adal Engineering's cost of goods sold for the eleven months ended December 31, 2004 was $4,686,000.

The major cause of the reduced margins, by 4%, relates to inefficiencies with the plant and machinery resulting in incremental labor costs. Direct Labor costs are up by 3% of sales, or $750,000. Higher prices for aluminum accounts for 1% of the increase in the cost of sales. Aluminum price increases have now been substantially offset by price increases to our customers. Through the timing of raw material purchases, and price increases to customers, management has recovered the increase in the price of aluminum and the exchange rate volatility at the end of the year. However there was a time lag and this is responsible for a 1% increase in the cost of sales. Aluminum purchases represent 60.6% of the cost of sales.

The Adal Seco plant and machinery has been an area of investment focus in the fourth quarter of 2004 and will require continued investment focus during 2005 and 2006 to enable us to return to and improve upon historical productivity and efficiency levels. We anticipate investing $2,000,000 in plant and machinery over the next two years.

Adal Engineering's cost of goods sold exceeded its sales for the eleven month period ended December 31, 2004. Raw material costs, primarily aluminum and steel, were 40% of sales. The cause of the reduced margins relates to incremental labor and restructuring costs as a result of a major relocation of the production facility from Braintree to the site of Adal Seco in Witham. To facilitate the move and to ensure minimal disruption to our customers we worked significant levels of overtime and employed additional temporary staff to enable us to build stock. Our work on machine automation has also been delayed as we focused on building inventory levels prior to the move. It now appears that taking machines offline to automate them, which will generate labor savings, will not be possible until the third quarter of 2005. In addition we encountered problems setting production up in the new facility, resulting in additional delays.

SELLING, GENERAL & ADMINISTRATIVE EXPENSES. For the year ending December 31, 2004, selling, general and administrative costs, including $190,000 of Related Party Advisory Fees, were $2,973,000 compared to $1,323,000 in 2003. In 2003 there were only $70,000 of expenses associated with the central management team and board of directors. SG&A in 2004 can be analyzed as follows: (a) Adal Seco's SG&A $1,312,000 (5.2% of revenues) (b) Adal Engineering's SG&A $207,000 (1.0% of revenues); (c) including amortization of Adal Engineering's customer list of $112,000, (d) Central Management and Administration costs $813,000; (e) one time costs associated with reverse merger $541,000 including $190,000 of Related Party Advisory Fees which are separately disclosed in the statements of operations and (f) costs related to being a public company of approximately $100,000, principally legal and accounting costs which were not incurred by the group prior to the reverse merger. Therefore, the increase in costs from 2003 to 2004 of $1,650,000 relates to the roll-up strategy being pursued by the Company.

INTEREST  EXPENSE.  Interest  expense  for year  ending  December  31,  2004 was
$650,000 compared to $270,000 for 2003. AAG was created through leveraged buy outs and the interest associated with the acquisition costs totaled $350,000 in 2004. The funding for the buy outs resulted primarily from secured real estate financing (current borrowings reflect a 72% loan to appraised value). We increased borrowings in 2004 to finance the building of two new manufacturing facilities at the Witham site, which has resulted in incremental interest expense in 2004 of $34,000 ($1,030,000 investment over 11 months). We now operate Adal Seco and Adal Engineering businesses from premises where the Adal
Group own the freehold. This is a single site, having terminated Adal Engineering's lease of the Braintree site in January of 2005.

Interest expense from operations totaled $266,000 in 2004.

Adal Seco and Adal Engineering fund their working capital requirements through accounts receivable revolver facilities and their capital investment programs through asset finance. In 2004, Adal Seco and Adal Engineering incurred interest expenses related to these arrangements of $174,000 and $92,000, respectively.

NET INCOME (LOSS). For the year ended December 31, 2004, the net loss was $2,290,000, or $0.98 per share compared to a profit of $255,000, or $0.12 per share, for the year ended December 31, 2003.

Loss and earnings per share for periods prior to the reverse merger are computed using the shares issued in the reverse merger which was 2,295,000.

LIQUIDITY AND CAPITAL RESOURCES

The Company's total assets at March 31, 2005 were $21,897,000, which is comprised of $9,034,000 property plant and equipment, accounts receivable $8,118,000, inventory $2,890,000, cash and cash equivalents of $264,000 intangible assets (customer lists) from Adal Engineering and Adal Guilform acquisitions $1,035,000 and other current assets of $556,000.

The Company's current liabilities are $17,448,000. The Company has long-term debt (less current portion) of $5,995,000.

The accumulated deficit as of March 31, 2005 is $1,637,000.

At March 31, 2005, the Company had a working capital deficit of $5,620,000. The company reported a net loss of $697,000 for the quarter ending March 31, 2005. Management believes that the loss is due to the trading conditions historically prevalent in the first quarter in this industry, the relatively high corporate overheads (i.e. corporate overheads will decrease as a percentage of sales as we grow the business organically) and because of interest charges associated with the companies' current debt structure. With a view toward the future of the Group, we determined to build our new manufacturing facility for Adal Engineering and the Adal Guilform acquisition with debt.

Management has secured additional financing through the following actions:

      o On June 29, 2005, the Company entered into a Securities Purchase Agreement, with Laurus Master Fund LTD., pursuant to which the Company sold a Secured Convertible Term Note in the aggregate principal amount of One Million Five Hundred Thousand Dollars ($1,500,000), which is convertible into shares of the Company's common stock, par value $0.0001 per share (the "Common Stock"). For further details, see the section entitled "Recent Developments" on page 21 of this Registration Statement on Form SB-2.

      o In May 2005, two directors of the Company each loaned (pound)75,000 ($137,000) to the Company. These loans are unsecured, non-interest bearing and do not have a maturity date.

      o The bank holding the mortgage on the Witham facility must refinance the loan revalue the property to 75% of the current appraised value of the property. This will generate incremental funding of $300,000.

      o We have established a credit agreement with a bank based on the finished goods inventory at Adal Seco, this provides approximately $320,000 of cash availability.

The above actions have provided $470,000 to date and are expected to provide additional cash resources of approximately $1,500,000, after fees, in the first half of 2005. Management believes that this additional cash will be adequate to sustain operations until the Company generates sufficient cash flows from operations.

In addition, Plant and machinery requirements over the next six to twelve months are expected to be financed through equipment leases or other available financing methods.

Management recognizes that its reliance on its accounts receivable revolving credit facilities needs to be reduced in 2005 and it is in active discussions with a few financial institutions to provide either convertible debt financing or equity through one or more private placement transactions. Management anticipates raising additional equity capital in 2005. Any such additional funds would be utilized to de-leverage the balance sheet, reduce reliance on accounts receivable facilities and to provide additional working capital to build the business.

On 29th June the Company closed a convertible debt financing with the Laurus Capital Fund of $1.5million. After arrangement and legal fees the company received $1.1m which has been employed at Seco, $0.7m to reduce reliance on accounts receivable revolver as outlined above, $0.1m to build our Adal Structures business and $0.3m to fund central Group costs.

If the Company does not raise sufficient additional equity capital to provide positive working capital and is unable to return to profitability in the near term, it may be required to curtail future operations and/or liquidate assets or enter into credit arrangements on less favorable terms than would normally be expected, to provide for future liquidity. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

OFF BALANCE SHEET ARRANGEMENTS

The Company does not have any off balance sheet financing arrangements and has not established any special purpose entities.

                             DESCRIPTION OF BUSINESS

Overview

      Adal Group, Inc. f/k/a Sunningdale, Inc. ("We" or the "Company") was incorporated in Delaware in 1986. Currently, our headquarters are located in the United Kingdom. We are a diversified producer of aluminum extrusions and manufactured parts and products. We are the parent company of several established businesses in the United Kingdom that provide complete one-stop aluminum extrusion, machining, and assembly services, which include: Adal Seco, Adal Engineering, Adal Extra, Adal Climatix, and the newly added Adal Architectural Division, consisting of Adal Guilform. Aluminum is a commodity that is traded on the London Metal Exchange (LME) and priced daily based on market supply and demand. Aluminum's valuable physical properties include its light weight, resistance to corrosion, thermal and electrical conductivity and high tensile strength. Our long-term goal is to create synergistic benefits through the acquisition and streamlining of vertically-integrated, value-added aluminum extrusion, machining, manufacturing and assembly operations.

Share Exchange

      On October 28, 2004, we consummated the transactions contemplated by that certain Share Exchange Agreement ("Exchange Agreement"), dated September 22, 2004, by and among us, Advanced Aluminium Group Limited, a company incorporated under the laws of the United Kingdom ("AAG"), the stockholders of AAG, and Keating Reverse Merger Fund, LLC ("KRM Fund"). Pursuant to the terms of the Exchange Agreement, we acquired all of the outstanding capital stock of AAG in exchange for the issuance to the AAG stockholders of 2,295,000 shares of the Company's common stock. As a result of the transaction, AAG became our wholly-owned subsidiary. On November 5, 2004, we changed our name from Sunningdale, Inc. to Adal Group, Inc. ("Adal").

PRODUCTS AND SERVICES

      The following describes the products and services that our active subsidiaries and divisions provide:

      o     Aluminum Extrusion Design and Production Services

            Adal Seco

            Since 1965, Adal Seco (formerly Seco Aluminium Ltd.) has been a leading UK provider of aluminum extrusion design and production services, specializing in meeting just-in-time delivery schedules. Adal Seco provides complete supply-chain management, including component design, fabrication, warehousing and delivery. Adal Seco's capabilities especially emphasize product precision, speed of order completion, extensive design knowledge and a flexible manufacturing process. Because of Adal Seco's ability to operate via a short run cycle compared to its competitors who usually operate via a long run cycle, Adal Seco is able to respond promptly to marketplace demands and lend a desired level of flexibility to its clients.

            The aluminum billet is the raw material used to manufacture aluminum extrusions. In the aluminum extrusion process, a billet is first heated, placed into an extrusion press, and forced, or extruded through a uniquely shaped die, which defines the structural and quality aspects of the product. Each customer's part has a steel die designed to their specifications. Adal Seco currently houses approximately 17,000 such dies for its customers. Most extrusions are hardened by aging in large ovens for four to ten hours. The extrusion process produces a strong, light weight and versatile product that can be utilized across multiple industries. These extrusions are then either packed and shipped directly to customers or receive further finishing and/or fabrication as specified by the customer. Adal Seco has a customer base of some 1,000 customers across the HVAC, construction and automotive industries.

Adal Seco's manufacturing business functions with three extrusion presses: two are seven inch presses that together have the capacity to produce roughly 8,500 tons of product annually (4,250 tons from each press) and one is a five inch press that can produce up to 400 tons of product annually. The two larger presses produce extrusions that range in size and alloys and the smaller press is a specially crafted Adal Seco model that produces a `very fine' higher margin niche product.

      o Precision Engineering, Tool Making and Volume Production of Machined Aluminum Components.

            Adal Engineering

            Adal Engineering Ltd. (formerly W.H.J. Fagg and Son Ltd) ("Adal Engineering"), founded in 1965 and purchased by the Company in January 2004, provides precision engineering, tool making and volume production of machined aluminum components. The precision engineering process is done on milling and turning machines that provide a finished product for the extrusions. Adal Engineering uses Computer Numeric Controlled (CNC) machines in its production facilities.

            Adal Engineering manufactures parts for air conditioning units for motor vehicles produced by major Original Equipment Manufacturers ("OEMs"). Its products can be found in noted motor vehicle brands such as Land Rover, BMW, Audi and Toyota. Adal Engineering provides its components directly to the OEM's production lines on a just-in-time basis.

            Adal Engineering's building products consist primarily of aluminum double-glazing and window bars, hardware and handles. Machining is done on parts for electric motors, hydraulic and pneumatic products. Adal Engineering also produces various parts for products used in the leisure fishing industry such as chairs, tables, fish transporters. Adal Engineering has also manufactured gun cleaning kits for the United Kingdom's Ministry of Defense, which are used by the country's frontline soldiers. In 2004, 30,000 such kits were sold.

            60% of Adal  Engineering's  revenues  attributed  to the  automotive sector is divided between two principal customers, Denso Manufacturing and Calsonic Kansei, 40% and 20%, respectively, principally in the form of parts for air conditioning units and other components, 20% of Adal Engineering's revenues is attributed to building products, hydraulics and pneumatics, electric motors and leisure and 20% to the British Ministry of Defense for gun cleaning kits.

            Adal Seco and Adal Engineering have complimentary roles because nearly every piece of extruded aluminum produced by Adal Seco requires some degree of secondary machining, from the more straight-forward aspects of cutting to the more complex CNC machining. Thus, Adal Engineering has the opportunity to work with Seco to offer customers a significantly higher level of value added production. Management's plans for Adal Engineering over the next twenty-four months include an increase in domestic market share, an improved labor cost ratio and further penetration of the value-added parts of the business.

      o     Value - Added Finishing Services

            Adal Extra

            Adal Extra Ltd ("EX"), a division of Adal Seco, specializes in extrusion design, aluminum forming and machining, and aluminum welding. EX provides complete product manufacturing, assembly, warehousing and delivery. It also provides value added finishing services to Adal Seco extruded parts. Currently, EX focuses on the value-added aspects of the aluminum extrusions process, with services ranging from design and machining to assembly and welding. However, Management plans to build EX into a leading supplier of a full assortment of off-the-shelf high quality products furniture, our own lighting products and marketing display stands. This will allow EX to become a provider of customized solutions, a carrier of standard components, and a parts distribution company through catalog marketing. We intend to on the post-extrusion production which includes assembly, packaging, and delivery, and development of proprietary products for our clients.

            Client   customers  are  in  the  lighting  and  shelving   products
            industries. EX also has a stock of standard extrusions that are used in the automotive and construction industries.

      o     Architectural Design

            Adal Climatix

            Adal Climatix Ltd ("Climatix"), a division of Adal Seco, specializes in the architectural design and manufacturing of heating and ventilating air conditioning systems. This newly formed division offers its customers a complete turnkey solution for customized projects. Currently, Climatix creates aluminum-based designs that are unique, reliable and highly efficient within the commercial and residential heating markets. The products are all aluminum products and can be customized to meet the end customers business need be it residential, commercial, a school or a hospital. Several concepts are underway and in varying stages ranging from establishment of trademarks to prototype testing and contracts including low surface temperature products, innovative space and cost saving domestic heating products and radiant heat products for use in the building and refurbishment of hospitals.

            The principal customers of Climatix are radiant heat suppliers and the automotive industry.

      o     Manufacturing of Building Facades

            Adal Architectural Division

            Adal Guilform formerly known as Guilform Holdings Ltd., is a United Kingdom based manufacturer of aluminum building facades. In February 2005, we purchased all of the outstanding shares of Adal Guilform. We also appointed Gary O'Connor as Managing Director of our newly formed Architectural Division.

            Guilform fabricates commercial building facades for suppliers to and installers for the main building contractors in the United Kingdom. Guilform has an excellent reputation in the market place, a very experienced and professional workforce and quality standards that are amongst the highest in the industry. We plan to develop the business by adding Adal Architectural proprietary designs and introduce these designs to architects globally. The building facades are predominately made from aluminum but can be steel or stainless steel.. We currently manufacture to contractors designs and plan to develop our own designs, through our Structural Design team, to improve our margins and compliment our Architectural services.

PRINCIPAL CUSTOMERS

We have a broad range of customers in various industries that utilize aluminum products, such as, automotive- heat exchange and vehicle finishing products, domestic and commercial properties (windows, doors, showers, blinds and partitioning), lighting, heating and ventilation, aircraft and aerospace, shipbuilding, oil/gas platforms, electrical machinery and equipment, shop fittings and supply fabricators and extrusion wholesalers. We have no dependence on any individual customer or small number of customers, the loss of which would have a material adverse effect on our business or financial condition.

Our customer base is diverse and our top ten customers account for less than 10% of our revenues. Equally less than 10% of our revenues are earned from any one industry, evidencing our lack of reliance on a particular industry.

RAW MATERIALS

The Company's major raw materials are aluminum billets purchased on the open market. Our Engineering business' major raw material is aluminum extrusions, produced from the billets and we buy in sheet aluminum for our Architectural business. Despite the wide availability of aluminum billets through the LME, the Company protects itself against supply-chain interruption through contracts with four to five smelters. The Company also hedges against price fluctuations in its raw materials supply by buying a proportion of its raw materials through long dated contracts (12 to 18 months out), a proportion through short dated contracts (three to six months out) and the balance through the spot market. Smelters provide the amount requested by Adal Seco on a monthly basis. The contracts are re-negotiated annually and billets are priced at a set rate at the time of renegotiation. Management has partially offset the negative impact of aluminum price volatility by increasing customer cost and will continue to do so in the future.

PRINCIPAL SUPPLIERS

We purchase our raw materials from the world's principal smelters e.g. Alcoa, Dubai Aluminum, Hydro Aluminum and Rio Tinto Aluminum. There is an excellent supply of aluminum globally and the raw materials for smelting are abundant in the earth's crust. As a global commodity, aluminum is widely available, and no single supplier or group of suppliers has been able to dictate pricing.

CAPITAL EXPENDITURES

      Adal Seco. Through process enhancements and equipment upgrades, Adal Seco can improve its existing output. We intend/have implemented the following enhancements to its presses:

      To be completed in 2005:

      o Add a puller to one of our larger presses, which will reduce the current amount of scrap made during production by up to 10%.

      o Replace the existing heating elements on one press. If the existing heating element malfunctions, it takes approximately nine hours to cool it down, two hours to replace it, and nine hours to heat it up to a total of 20 hours. By installing a new state of the art heating element, this downtime will be reduced by roughly 80%.

      o Add a complete new handling system for one of our 7 inch presses. This handling system, known as a table, transports extruded aluminum from the press to the cutting stations. The table will require a capital investment of approximately $300,000, and we believe it will improve our quality and thereby open up new market opportunities.

      Planned for future development:

      o Add another cutting station to the extrusion line. The current process has a bottleneck caused by the production of extruded raw product faster than the cutting station can cut metal. Another cutting station will reduce costs related to production delays and labor (overtime). The estimated cost of the new cutting station is approximately $100,000 and it will provide a return on investment within 12 to 18 months. Managements plans to install it in 2006.

      Adal Engineering. To support the expected growth and anticipated production increases, we plan to invest in additional automated equipment and to advance our technological operations. In this regard, we intend to purchase two fully automated machining centers, to upgrade existing machinery to semi and full automation where needed, and adopt lean process practices. This process is underway and we plan to complete before the end of 2005.

LICENSING AGREEMENTS

In February 2005, we signed an interim global licensing agreement with Stonescreen, a designer, manufacturer and installer of stone building facades. We were granted a 12 month exclusive, non-transferable license to reproduce drawings, and manufacture and install materials pertaining to the Stonescreen stone cladding and curtain wall system, which is constructed using extruded aluminum sections. The license is a short term measure and we expect to purchase the Stonescreen system before the end of 2005.

SALES AND MARKETING

Sales and customer service for each of our operating subsidiaries is handled by in-house sales employees. Over the next year, we plan on the cross-selling of products and services among subsidiaries. We have a marketing plan that will develop the businesses to focus on downstream added value products i.e. products that are made from extrusions by drilling, cutting, welding etc and to grow our core businesses by targeting our competitors customers and utilizing our just in time high quality reputation.

We believe that most important elements of customer service in the extrusion industry are responsiveness to customer orders, predictable lead times, short delivery cycles and on-time delivery. We seek to provide our customers with predictable lead times and short product delivery cycles so that our customers can optimize their inventory management.

Pricing in the aluminum extrusion industry is typically based upon spreads over aluminum prices, with the amount of the spreads determined primarily by the type of extrusion. For example, spreads are generally higher for certain products that are relatively more difficult or time consuming to extrude, such as hollow shapes or thin-wall items.

We distribute a portion of our products through our own fleet of tractors and trailers. A majority of our tractors and trailers are leased. We believe that maintaining a fleet of tractor-trailers enhances the level of service to customers by enabling us to deliver our products in a more timely manner with less damage. Beginning in 1992, we rationalized our distribution strategy by using contract carriers and common carriers for certain long hauls, partial loads and trips where no back haul is available, thereby reducing the number of leased tractors and trailers necessary, and reducing operating costs without materially affecting delivery capabilities.

Competition

The UK extrusion market is dominated (75% of the market) by three major extruders, Alcoa, Hydro and SAPA. Adal Seco is the fifth largest supplier in the remaining 25%. We believe there are twenty-seven aluminum extrusion presses that exist in the UK, which provided the market with nearly 150,000 tons of aluminum in 2004 Adal Seco owns and operates three of these presses and produced approximately 5,600 tons of product, or 3.7%, of the total estimated UK market production of extruded aluminum in 2004. Adal Seco does not directly compete with the three market leaders, who generally focus on the high volume low priced market. Adal Seco differentiates itself by providing a very flexible, high quality, "just in time" product to the market place. There is ample opportunity for us to increase our market share and reach maximum capacity in the next few years. The market clearly reacts to price but we believe a greater emphasis is placed on service and quality and that Adal Seco is well placed to explore further opportunities within its niche.

The Adal Engineering market place is largely untapped and we have focused our core business on automotive heat exchange products and have very few UK competitors. The barriers to entry in the automotive market are cost and time, quality approval by manufacturers and the time period required to achieve that approval (up to two years). These factors, coupled with the life cycles of a vehicle model (six plus years) make this an excellent platform to build our engineering business. We expect that the use of Adal Engineering's parts in cars (in a wide range of noted brands) will continue due to the move toward standardization of air conditioning units in cars. The competition in this market sector is limited but customers are very focused on price and keeping costs affordable to the customers. We believe that Adal Engineering is considered to be a proven and reliable supplier with consistent quality. Our focus is on maintaining our quality and delivery standards for our main automotive customers and we wish to continue this core activity while adding more diverse products to the Adal Engineering product mix.

Adal Engineering is a small player in other industry sectors, non automotive, but the fact that its overheads are absorbed by the automotive business it gives the company an excellent platform to develop its business.

Governmental Regulation

We currently comply with the environmental manufacturing requirements with respect to waste. There are no material costs associated with environmental compliance. Environmental regulations have very little impact on our business operations. We expect that the government is likely to increase its support for the aluminum industry in the UK and will promote the environmentally responsible nature of the product, emphasizing the excellent recycling achievements over recent years.

There are no government regulations that specifically affect the aluminum extrusion business.

Employees

As of August 8, 2005, the Company employed 262 staff; 152 full time employees at Adal Seco (122 manufacturing staff, 20 office and management), Adal Engineering employed 66 staff (56 production staff, including 20 temporary staff and 10 office and management), Adal Guilform employed 39 staff and we have 5 employees at the Company's headquarters.

Research and Development

We spent approximately $250,000 on research and development in the past two years. This expenditure has largely been invested in machine automation at Adal Engineering and new product development at Adal Seco.

Description of Property

We operate from the following facilities:

      o We own a 160,000 square foot facility in Witham, Essex UK. Adal Seco utilizes 49,000 square feet for production and warehouse space. Adal Engineering utilizes approximately 20,000 square feet located on the site of the Adal Seco plant in Witham. Adal Engineering's space consists of two buildings, both newly built in 2004. Approximately 13,000 square feet is ground level production floor space, 3,000 square feet of storage & production mezzanine floor and approximately 4,000 square feet of office space. Our mortgage on the site is repayable over fifteen years.

      o The UK accounting offices are in Heybridge in Essex.. We rent these offices for $6,000 per annum.

Legal Proceedings.

We are not subject to any legal proceedings.

Recent Developments

      1. On June 29, 2005, we entered into a Securities Purchase Agreement (the "Agreement"), with Laurus Master Fund LTD., pursuant to which we sold a Secured Convertible Term Note (the "Note") in the aggregate principal amount of One Million Five Hundred Thousand Dollars ($1,500,000), which is convertible into shares of our common stock, par value $0.0001 per share (the "Common Stock"). Subject to adjustment and anti-dilution provisions set forth in the Note, the fixed conversion price with respect to the first $1,000,000 principal amount of the Note shall be $3.00, and with respect to the remaining principal amount shall be $3.50. The principal amount and any and all accrued and unpaid interest payable under the Note shall be paid on or before June 29, 2008 (the "Maturity Date"). We shall pay interest on the principal amount of the Note at a rate per annum equal to the "prime rate" published in The Wall Street Journal, plus three percent, payable monthly in arrears, commencing on July 1, 2005 and on the first business day of each consecutive calendar month thereafter. The interest rate is subject to adjustment at the end of each month until the Maturity Date, as provided for in the Note.

      Also on June 29, 2005, in connection with the financing transaction, we issued to Laurus (i) a common stock purchase warrant to purchase up to 375,000 shares of Common Stock (the "Warrant") at an exercise price of $6.30 for the first 187,500 shares acquired thereunder and an exercise price of $6.83 for any additional shares acquired thereunder , and (ii) an Option to purchase up to 150,702 shares of our Common Stock at an exercise price of $0.0001 per share(the "Option"). Laurus exercised the Option for 150,230 shares on June 30, 2005.

      To secure the payment obligations arising under, out of or in connection with the Agreement, the other agreements entered into in connection with the financing, we entered into a Master Security Agreement pursuant to which we assigned and granted to Laurus a continuing security interest in certain of our assets, including, without limitation, cash, accounts receivable and equipment.

      We agreed to file this Registration Statement on Form SB-2 with the Securities and Exchange Commission to register the shares underlying the Note, the Warrant and the Option within 45 days of closing, and to have the Registration Statement declared effective within 120 days of closing.

      2. On February 7, 2005, we entered into a Share Sale and Purchase Agreement (the "Guilform Agreement") relating to Guilform Holdings Limited ("Adal Guilform"), with Keith Malcolm Broome, the sole shareholder. We purchased 100% of the shares of Guilform Holdings Limited from Mr. Broome in consideration of (i) (pound)300,000 (approximately $575,000) in cash; (ii) a promissory note in the amount of (pound)200,000 (approximately $380,000) bearing interest at a rate of 6% per annum; and (iii) 300,000 restricted shares (the "Shares") of our common stock.

      Under the Agreement, we have undertaken to ensure that Guilform meets its payment obligations under certain commercial loan facilities provided to Adal Guilform by State Securities plc in the sum of (pound)1,007,000 (approximately $1,930,000), of which (pound)497,000 (approximately $950,000) was new borrowing in connection with the consummation of the transactions contemplated by the Guilform Agreement. Approximately (pound)321,000 (approximately $615,000) of the new lending was loaned by Adal Guilform to us in respect of the payment due to Mr. Broome on completion of the Guilform Agreement and completion expenses incurred. Mr. Broome and Ms. Janice Conley, the previous Secretary of Guilform Holdings Ltd., had guaranteed payment of the amounts owing by Guilform Holdings Ltd. under the loan facilities. Under the Guilform Agreement, we have undertaken to provide for the release of Mr. Broome and Ms. Conley as guarantors on the loan facility by August 7, 2007. Further, in connection with another loan facility provided to Guilform Holdings Ltd. by Venture Finance plc, with respect to which Mr. Broome and Ms. Conley are also guarantors, we have undertaken to provide for the release of Mr. Broome and Ms. Conley as guarantors on that loan facility upon its expiration on May 31, 2005. We intend for Adal Guilform to re-finance the Venture Finance plc loan facility on or prior to expiration. As a condition to the consummation of the Guilform Agreement, our Board of Directors appointed Mr. Broome to serve as a non-executive director on Board.

      3. On October 28, 2004 (the "Closing"), Sunningdale, Inc., a Delaware corporation ("Sunningdale") consummated the transactions contemplated by that certain Share Exchange Agreement ("Exchange Agreement"), dated September 22, 2004, by and among the Company, Advanced Aluminium Group Limited ("AAG"), the stockholders of AAG, and Keating Reverse Merger Fund, LLC ("KRM Fund"). Pursuant to the terms of the Exchange Agreement, we acquired all of the outstanding capital stock of AAG in exchange for our issuance to the AAG stockholders of 2,295,000 shares of our common stock. The issuance of the Company's shares of common stock to AAG's stockholders was exempt from registration under the Securities Act of 1933, as amended ("Securities Act") pursuant to Section 4(2) thereof.

      Following the Closing, the stockholders of AAG owned 2,295,000 shares of our common stock, or 90% of the outstanding shares, and the stockholders of Sunningdale immediately prior to Closing ("Existing Stockholders") owned 255,000 shares of our common stock, or 10% of the outstanding shares.

      Under the Exchange Agreement, the Existing Stockholders also have anti-dilution protection in the event we (i) issue any securities in any offering during the twelve (12) month period following the Closing, or (ii) issue any securities in connection with the license and/or acquisition by us of technology related to electricity-generating roadway ramps following the Closing (collectively, the "Events"). In such cases, we are required to issue to the Existing Stockholders, in proportion to their respective ownership interests prior to the Closing, such additional number of shares of our common stock so that the Existing Stockholders shall own, in the aggregate, ten percent (10%) of the issued and outstanding shares of our common stock, on a fully diluted basis, after giving effect to the Events. On April 8, 2005, the Company and the KRM Fund agreed to amend the Exchange Agreement to terminate the anti-dilution provision. As consideration for this termination the Company agreed to issue 125,000 shares of its Common Stock to the KRM Fund.

      Effective as of the Closing, Kevin R. Keating resigned as sole director of the Company, and our newly-appointed board of directors consisted of Nicholas A. Shrager and Charles K. Howe. Subsequent to the closing Brian Alleman and John Sanderson joined the Board as independent directors, and Keith Broome joined the Board as a non-executive director. On June 1, 2005, Stephen B Goodacre was appointed to the board of directors. Pursuant to the terms of a Voting Agreement among AAG, the stockholders of AAG and the KRM Fund (the "Voting Agreement"), the AAG stockholders have agreed to vote their shares of the Company's Common Stock to elect Mr. Sanderson to the Company's board for a period of one year following the Closing. Under the terms of the Exchange Agreement, the vacant director position at the time of Closing was to be filled by a person selected by the AAG stockholders to be an independent director. Mr. Alleman was appointed to fill this position.

                         DIRECTORS, EXECUTIVE OFFICERS,
                          PROMOTERS AND CONTROL PERSONS

      Set forth below are the names of the directors, executive officers and key employees of the Company as of August 8, 2005:

       Name               Age                       Position
-------------------       ---       --------------------------------------------
Nicholas A. Shrager       58        Chairman, Chief Executive Officer, President
                                    and Director

Stephen B. Goodacre       48        Chief Financial Officer and Director

Charles K. Howe           70        Executive Vice President, Secretary and
                                    Director

Brian Alleman             49        Director

John Sanderson            60        Director

Keith Broome              55        Director

      Our executive officers are appointed at the discretion of our board of directors with no fixed term. There are no family relationships between any director or executive officer and any other director or executive officer.

      The following is a brief description of each director's and executive officer's business experience:

      Nicholas A. Shrager, age 58, is the Chairman, Chief Executive Officer and President of the Company. Mr. Shrager was one of the two co-founders and directors of Advanced Aluminium Group Limited in 2003, serving as Chief Executive Director of the company and each of its subsidiaries. He has served as Chairman of Riverside Business Solutions, a consulting firm, since 1999. From 1994 to 1999, Mr. Shrager was a consultant with Riverside Management Consultants Limited, assisting clients in the areas of corporate strategy, acquisitions and marketing. From 1991 to 1994, Mr. Shrager was a Director of Old Nick's, a successful enterprise focusing on retail liquor and beer sales. From 1987 until its sale in 1991, Mr. Shrager served as Chairman of The Shrager Group, a timber business in the United Kingdom. Mr. Shrager received an MBA from Southbank University in London where he specialized in international marketing.

      Stephen B. Goodacre, age 48, is the Chief Financial Officer and Director of the Company. Mr. Goodacre joined the Adal Group board on June 1, 2005 and has been working for the group since April 2004 through his consulting company, Blackwater Consulting Ltd., a financial recruitment and consultancy business established in April 2002. Mr. Goodacre was employed by Lehman Brothers Inc. from 1990 to 2002, where he held various positions including Head of International Management Accounting, Finance & Operations, Director of Lehman's Global Equity Derivatives operation and Head of European Expense Management. Mr. Goodacre was promoted to Vice President in 1994 and Senior Vice President in 2000. Prior to joining Lehman, he spent seven years with Philip Morris, serving last as UK Financial Planning Manager.

      Charles K. Howe, age 70, is a Director, Executive Vice President and Secretary of the Company. Mr. Howe was one of the two co-founders and directors of Advanced Aluminium Group Limited in 2003. Since 1985, he has been a director of CH Resources Ltd, a business consultancy, through which he has held directorships in a number of private manufacturing companies. From 1971 to 1985, he was a board member and then Chief Executive Officer of Crystalate Holdings plc, a United Kingdom public company primarily engaged in the production of plastic molding and the business of acoustic and electronic components, particularly for the telephone industry.

      Brian Alleman, age 49, is a Director of the Company. Mr. Alleman has been a partner with Tatum CFO Partners LLP, a national partnership of 400 career CFO's which provides accounting and financial services to clients through advisory or employment relationships since August 2002. In this capacity, Mr. Alleman served as Chief Financial Officer of Polar Molecular Holding Corporation, a developer of fuel additives, from August 2003 to August 2004. From 1989 to July 2002, he was employed by TCW Capital, a private equity firm. Through his connection with TCW Capital Mr. Alleman served from April 1993 to June 2002 as Chief Financial Officer of Centuri Corporation, a leading U.S.
manufacturer of model rockets and small gas powered and electric radio controlled airplanes, becoming Chief Operating Officer in August 2000.

      John Sanderson, age 60, is a Director of the Company. Mr. Sanderson recently retired as the managing director of Legg Mason Limited, London, which he established in 1995 as the London subsidiary of Legg Mason (NYSE: LM), an investment banking firm based in Baltimore, Maryland. From 1967 until 1995, Mr. Sanderson worked for Kidder Peabody & Co. (and associated firms) in London, where, in 1988 he was appointed managing director and Head of Equities in London, responsible for the United Kingdom, the Middle East and Scandinavia. He was also a member of Kidder, Peabody's management counsel and chaired its European management committee.

      Keith Broome, age 55, is a Director of the Company. From 1977 until February 2005, Mr. Broome was managing director of the companies that were part of Guilform Holdings Limited, which were all companies involved in the manufacture of aluminum products. He has a strong engineering background coupled with hands-on financial experience gained from managing Guilform Holdings Limited for the past 28 years. On January 8, 2002, GFM Realisations Ltd. (f/k/a Guilform Ltd.), a corporation formed under the laws of England and Wales ("GFM"), went into receivership, a process similar to Chapter 11 in the United States, and subsequently liquidated. Mr. Broome was the managing director of GFM from its incorporation until the appointment of a receiver. GFM was in the business of manufacturing aluminum products. On January 9, 2004, Law Link (Legal Expenses) Ltd., a corporation formed under the laws of England and Wales ("Law Link"), went into receivership. Mr. Broome was a guarantor on a loan received by Law Link from a local bank and, at the request of the bank, acted as a director and secretary of the Law Link.

Audit Committee of the Board of Directors

      Audit Committee

      The following disclosure about the Company's audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of the Company's other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference therein.

      The Audit Committee operates under a formal charter in accordance with all applicable laws. The charter was approved and adopted by the Board of Directors on February 23, 2005 and will be reviewed and reassessed annually by the Audit Committee. The charter sets forth the responsibilities, authority and specific duties of the Audit Committee. The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to the Company's independent auditors and our management.

      The Board of Directors has established an audit committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The members of the Audit Committee are Messrs. Brian Alleman and John Sanderson, each of whom are independent as defined in the Nasdaq Marketplace listing standards currently in effect. None of the Audit Committee members is a current officer or employee of the Company or any of its affiliates.

      The Board of Directors has determined that Brian Alleman, Chairman of the Audit Committee, qualifies as an "audit committee financial expert" under the Securities and Exchange Commission's definition.

                             EXECUTIVE COMPENSATION

      The following table sets forth the compensation paid or accrued for the fiscal year ended December 31, 2004 for the Company's Chief Executive Officer and Chief Financial Officer. There are no other executive officers whose salary and bonus were in excess of $100,000.

                                                     Annual Compensation
                                               ------------------------------
                                                                     Other
              Name and                                              Annual
         Principal Position      Year             Salary         Compensation
      ---------------------      ----          --------------    ------------
      Nicholas A. Shrager        2004          USD$26,640 (1)          -0-
      Chief Executive Officer    2003                     N/A          N/A
      and President              2002                     N/A          N/A

      Stephen B. Goodacre        2004          USD$37,000 (2)          -0-
      Chief Financial Officer    2003                     N/A          N/A
                                 2002                     N/A          N/A

(1) On October 28, 2004, Mr. Shrager was appointed as Chief Executive Officer and President of the Company. The salary disclosed here represents the compensation paid to Mr. Shrager from October 28, 2004 through December 31, 2004.

(2) On October 28, 2004, Mr. Goodacre was appointed as Chief Financial Officer of the Company. The salary disclosed here represents the consultancy fees paid to Mr. Goodacre from October 28, 2004 through December 31, 2004. Mr. Goodacre entered into an employment contract with the Company, effective June 1, 2005, whereby he will receive base salary of $200,000 for a full fiscal year.

Option Grants in Last Fiscal Year.

None.

Aggregate Option Exercises In Last Fiscal Year

None.

Equity Compensation Plan Information

      We do not have an equity compensation plan under which options, warrants or rights are authorized for issuance to employees or non-employees. We have not issued any options, warrants or rights under any individual compensation arrangement.

Directors' Compensation

      The Company pays its non-employee Directors USD$20,000 per year in connection with their activities on behalf of the Company, plus travel expenses in connection with the Board of Directors meetings. The director's fee will be paid quarterly in arrears on April 1, July 1, October 1 and January 1 in a combination of shares of Company common stock and cash. Each non-employee director shall receive shares equal to USD$3,000 per quarter based on the closing price of the Company's common stock on the date of grant as quoted on the Over-the-Counter Bulletin Board (or applicable quotation medium or exchange as of such date) and USD$2,000 per quarter in cash.

Employment Contracts

      The Company entered into an employment agreement with Nicholas A. Shrager, effective on October 28, 2004, pursuant to which Mr. Shrager will serve as Chairman, Chief Executive Officer and President of the Company, reporting to the Board of Directors. Mr. Shrager's initial salary is (pound)75,000, which will be subject to an increase to (pound)100,000 provided that the Company's financial performance objectives are achieved for each of the first three (3) fiscal years, as determined by the Board of Directors each year. He is also eligible to participate in the annual discretionary bonus program for executive management, which is potentially five (5) percent of his current annual base salary. The bonus payments shall be made in accordance with the following performance targets: (i) 70% of the bonus potential shall be earned if the Company meets its annual operating EBITDA target established by the Board of Directors each year;
(ii) 20% of the bonus potential shall be earned if the Company meets its annual revenue target established by the Board of Directors each year; and (iii) 10% of the bonus potential shall be earned based on Mr. Shrager's performance and contribution to the business as determined by the Board of Directors each year. In the event Mr. Shrager is terminated involuntarily without cause or he terminates voluntarily for good reason as defined in the employment agreement, the Company will pay him a termination benefit equal to (i) 100% of his base salary plus his prior year bonus over a 12-month period if termination occurs after January 1, 2005 but before January 1, 2006, or (ii) 100% of his base salary plus the average of his bonus for the prior two fiscal years over a 12-month period if termination occurs after January 1, 2006. In the event Mr. Shrager voluntarily terminates the employment agreement without cause or is terminated involuntarily with good reason, he shall receive no termination benefit.

      The Company entered into an employment agreement with Stephen B. Goodacre, effective on June 1, 2005, pursuant to which Mr. Goodacre will serve as Chief Financial Officer of the Company. Mr. Goodacre's initial annual base salary is (pound)100,000, and is subject to an automatic increase to (pound)150,000 per annum in the year following the Company achieving a net income of $1 million or more. Mr. Goodacre will be entitled to an annual bonus equal to 25% of his annual base salary provided certain financial measures relating to the Company's revenues and EBITDA are reached. On the effective date of his employment contract, Mr. Goodacre received 100,000 shares of common stock of the Company. Two thirds of these shares shall be returned to, and cancelled by the Company if Mr. Goodacre voluntarily terminates his employment with the Company before June 1, 2006 and one third of the shares shall be returned to, and cancelled by the Company if Mr. Goodacre voluntarily terminates his employment with the Company before June 1, 2007. If Mr. Goodacre is terminated "without cause" or he voluntarily terminates his employment with the Company for "good reason", he shall be entitled to severance equal to: (a) 50% of his annual base salary if such termination occurs prior to November 30, 2005; (b) 100% of his base salary plus any bonus due if such termination occurs on or after December 1, 2005 but before May 31, 2006; and (c) 100% of his base salary plus the average bonus from the prior two years if termination occurs on or after June 1, 2006.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On February 7, 2005, we entered into a Share Sale and Purchase Agreement (the "Guilform Agreement") relating to Guilform Holdings Limited ("Adal Guilform"), with Keith Malcolm Broome, the sole shareholder. We purchased 100% of the shares of Guilform Holdings Limited from Mr. Broome in consideration of
(i) (pound)300,000 (approximately $575,000) in cash; (ii) a promissory note in the amount of (pound)200,000 (approximately $380,000) bearing interest at a rate of 6% per annum; and (iii) 300,000 restricted shares (the "Shares") of our common stock.

      Under the Agreement, we have undertaken to ensure that Guilform meets its payment obligations under certain commercial loan facilities provided to Adal Guilform by State Securities plc in the sum of (pound)1,007,000 (approximately $1,930,000), of which (pound)497,000 (approximately $950,000) was new borrowing in connection with the consummation of the transactions contemplated by the Guilform Agreement. Approximately (pound)321,000 (approximately $615,000) of the new lending was loaned by Adal Guilform to us in respect of the payment due to Mr. Broome on completion of the Guilform Agreement and completion expenses incurred. Mr. Broome and Ms. Janice Conley, the previous Secretary of Guilform Holdings Ltd., had guaranteed payment of the amounts owing by Guilform Holdings Ltd. under the loan facilities. Under the Guilform Agreement, we have undertaken to provide for the release of Mr. Broome and Ms. Conley as guarantors on the loan facility by August 7, 2007. As a condition to the consummation of the Guilform Agreement, our Board of Directors appointed Mr. Broome to serve as a non-executive director on Board.

      As a condition to the consummation of the Agreement, the Board of Directors of the Company appointed Mr. Broome to serve as a non-executive director on the Company's Board of Directors.

      In connection with the Closing of the Share Exchange, the Company entered into a financial advisory agreement with Keating Securities, LLC ("Keating Securities"), a registered broker-dealer, under which Keating Securities will be compensated by the Company for its advisory services rendered to the Company in connection with these transactions. The transaction advisory fee is $190,000. The financial advisory agreement also appoints Keating Securities as the Company's exclusive placement agent for private and public offerings of the Company's securities during the one year period following the Closing.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

      None.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth as of August 8, 2005, the number of shares of our common stock beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of the Company's common stock;
(ii) each director; (iii) each of the named executive officers in the Summary Compensation Table; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated.

      Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days upon the exercise of options, warrants or convertible securities (in any case, the "Currently Exercisable Options"). Each beneficial owner's percentage ownership is determined by assuming that the Currently Exercisable Options that are held by such person (but not those held by any other person) have been exercised and converted.

Name and Address of Beneficial        Number of Shares       Percentage of
Owner (1)                                  (2)(3)               Ownership

Nicholas A. Shrager                     1,397,655(4)              42.8%
Charles K. Howe                           727,515(5)              22.3%
Brian Alleman                               6,071                    *
635 Ravensworth Court
Colorado Springs, CO 80906
John Sanderson                              6,071                    *
Keith Broome                              301,071                 9.2%
Steve Goodacre                            100,000                 3.1%
Keating Reverse Merger Fund, LLC          313,501                 9.6%
5251 DTC Parkway, Suite 1090
Greenwood Village, CO 80111-2739
All Directors and Executive             2,538,383                77.7%
Officers as a Group (6 persons)

----------------------
* Less than one percent

(1) Unless otherwise indicated, the address for each named individual is c/o Adal Group, Inc., ICS House, Hall Road, Heybridge, Maldon Essex. CM9 4LA, United Kingdom.

(2) Reflects 3,265,976 shares outstanding as of August 8, 2005.

(3) Includes 57,375 shares owned by The Nicholas Shrager Family Trust over which Mr. Shrager is co-Trustee and shares voting and dispositive power over the shares.

(4) Includes 172,125 shares owned by The C.K. Howe Discretionary Settlement 2004 over which Mr. Howe is co-Trustee and shares voting and dispositive power over the shares.

                               SELLING STOCKHOLDER

      Laurus Master Fund Ltd. has not held any position nor had any material relationship with us or our affiliates during the past three (3) years.

                                      Shares                         Number of
                                    Beneficially      Maximum          Shares        Percentage
                                       Owned         Number of      Beneficially      Ownership
                                     Prior to        Shares to      Owned After         After
  Name of Selling Stockholder        Offering         be Sold         Offering        Offering
-----------------------------        --------        ---------      ------------     ----------
Laurus Master Fund Ltd.(1)(2)(3)     1,001,892       1,001,892            0               0

(1) Includes 476,190 shares of common stock issuable upon conversion of the Note.

(2) Includes 375,000 shares of common stock issuable upon exercise of the Warrant.

(3)   Includes 472 shares of common stock issuable upon exercise of the Option.

                            DESCRIPTION OF SECURITIES

      Our current authorized capital stock consists of 100,000,000 shares of common stock, par value $.0001 per share, of which 3,265,976 shares were issued and outstanding as of August 8, 2005, and 1,000,000 shares of preferred stock, par value $.0001 per share, none of which were issued and outstanding as of August 8, 2005.

Common Stock

      The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. Subject to the preferential rights of the preferred stock, the holders of shares of common stock shall be entitled to receive, when and if declared by the board of directors, out of the assets of the corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock. In the event of our liquidation, dissolution or winding up, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the preferred stock, holders of common stock shall be entitled to received all of the remaining assets of the Company of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of common stock held by them respectively.

      The holders of common stock, as such, have no preemptive, or preferential right or subscription right to any stock of the Company or to any obligations convertible into stock of the Company, or to any warrant or option for the purchase thereof, except to the extent provided by written agreement with the Company. All of the outstanding shares of common stock are validly issued, fully-paid and nonassessable.

Preferred Stock

      Under our Restated Certificate of Incorporation, as amended, the Board of Directors is authorized, subject to any limitations prescribed by the laws of the State of Delaware, but without any further action by our stockholders, to provide for the issuance of up to 1,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in such series, to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series. The board of directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock.

Transfer agent and registrar

      The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.

                              PLAN OF DISTRIBUTION

      We are registering the common stock on behalf of the above selling stockholders. The selling stockholder is offering shares of common stock that it received in connection with the financing. As used in this prospectus, the term "selling stockholder" includes pledgees, transferees or other successors-in-interest selling shares received from the selling stockholder as pledgors, assignees, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholder, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. We will not receive any of the proceeds of such sales by the selling stockholders.

      The selling stockholder may sell its shares of common stock directly to purchasers from time to time. Alternatively, it may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholder or the purchasers of such securities for whom they may act as agents. The selling stockholder and any underwriters, broker/dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

      The common stock may be sold by the selling stockholder from time to time in one or more transactions at or on any stock exchange, market or trading facility on which shares are traded or in private transactions. The sales may be made at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the common stock may be affected by means of one or more of the following transactions (which may involve cross or block transactions):

      o a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

      o transactions on any exchange or quotation service on which the shares may be listed or quoted at the time of sale in accordance with the rules of the applicable exchange;

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o     privately negotiated transactions;

      o     transactions through the settlement of short sales;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale;

      o     transactions  through the writing or  settlement of options or other
            hedging  transactions,   whether  through  an  options  exchange  or
            otherwise; and

      o     any other method permitted pursuant to applicable law.

      The selling stockholder may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

      Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling stockholder may also enter into option or other transactions with broker-dealer's, or other financial institutions for the creation of one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction.)

      In connection with the sale of the common stock or otherwise, the selling stockholder may enter into hedging transactions with broker/dealers of other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these shares to close out such short positions, or loan or pledge common stock to broker/dealers that in turn may sell such securities.

      The selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders. The foregoing may affect the marketability of such securities.

      Pursuant to the registration rights agreement with the selling stockholder, all expenses of the registration of the common stock will be paid by us, including, without limitation, SEC filing fees; provided, however, that the selling stockholder will pay any broker or similar commissions, or, except to the extent otherwise provided for, any legal fees or other costs of the selling stockholders. The selling stockholder will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We will be indemnified by the selling stockholder against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

      To  comply  with  the  securities  laws  of  certain   jurisdictions,   if
applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

                                 INDEMNIFICATION

      Our articles of incorporation provide that none of our directors will be personally liable to Adal or any of our shareholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions.

      Pursuant to Delaware corporation law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply. Our articles of incorporation contain provisions authorizing it to indemnify our officers and directors to the fullest extent permitted by Delaware corporation law.

      We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 (the "Act") is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the courts decision.

                                  LEGAL MATTERS

      The validity of the securities offered hereby has been passed upon for us by Loeb & Loeb LLP, New York, New York.

                              FINANCIAL STATEMENTS

      Our consolidated financial statements and the footnotes thereto are included in the section beginning on F-1.

                                     EXPERTS

      The consolidated financial statements of Adal Group, Inc. appearing in this prospectus and registration statement have been audited by Moore Stephens P.C., an independent registered public accounting firm, to the extent indicated in their report (which contains an explanatory paragraph with respect to Adal Group, Inc.'s ability to continue as a going concern), appearing elsewhere in this prospectus and registration statement, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

      This prospectus is only part of a registration statement on Form SB-2 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules to the registration statement that are excluded from this Prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described in the previous paragraph at no charge from us.

                          INDEX TO FINANCIAL STATEMENTS

Interim Financial Statements as of March 31, 2005                    Q-1 to Q-8

Audited Financial Statements as of December 31, 2004 and 2003        F-1 to F-18

                      INDEX TO INTERIM FINANCIAL STATEMENTS

                                                                           Page

Consolidated Balance Sheets as of March 31, 2004.......................... Q-2

Consolidated Statements of Operations (Unaudited) for the Three Months
Ending March 31, 2004 and 2005............................................ Q-3

Consolidated Statements of Cash Flows (Unaudited) ........................ Q-4-5

Notes to Consolidated Financial Statements................................ Q-6

Adal Group, Inc and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE DATA)

                                                                     March 31,
                                                                    ----------
                                                                       2005
Assets:                                                             (Unaudited)
Current Assets:
Cash and Cash Equivalents                                              $    264
Accounts Receivable                                                       8,118
Inventories                                                               2,890
Deferred Tax Asset                                                           72
Other Current Assets                                                        484
                                                                       --------
Total Current Assets                                                     11,828
Property, Plant and Equipment - Net                                       9,034
Intangible Assets                                                         1,035
                                                                       --------
TOTAL ASSETS                                                           $ 21,897
                                                                       ========
Liabilities and Stockholders' Equity (Deficit):
Current Liabilities:
Short-Term Borrowings and Credit
Agreements                                                             $  7,797
Accounts Payable                                                          7,091
Accrued Expenses - Related Party                                             90
Payroll and Excise Taxes Payable                                            759
Current Portion of Long-Term Debt                                           654
Other Current Liabilities                                                 1,057
                                                                       --------
Total Current Liabilities                                                17,448
Long-Term Debt, Less Current Portion                                      5,995
Deferred Tax Liability                                                       91
                                                                       --------
Total Liabilities                                                        23,534
Commitments and Contingencies                                                --
Stockholders' (Deficit):
Common Stock, $0.0001 par value,
100,000,000 shares authorized,
2,860,001 and 2,550,000 shares
issued and outstanding at March 31,
2005 and December 31, 2004, respectively                                     --
Additional Paid In Capital                                                  816
Retained Earnings (Deficit)                                              (3,151)
Accumulated Other
Comprehensive Income:

Cumulative Translation Adjustment                                           698
                                                                       --------
Total Stockholders' (Deficit)                                            (1,637)
Total Liabilities and Stockholders' (Deficit)                          $ 21,897
                                                                       ========

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

Adal Group, Inc and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE DATA)

                                                   Three months ending March 31,
                                                   ------------     -----------
                                                       2005             2004
                                                   ------------     -----------

Net Sales                                           $     7,896     $     7,062

Cost of Sales                                             7,282           6,373
                                                   ------------     -----------

Gross Profit                                                614             689

Selling, General and
Administrative Expense                                    1,048             748
                                                   ------------     -----------

(Loss) from Operations                                     (434)            (59)

Interest Expense                                           (263)           (121)

(Loss) Before Income Taxes                                 (697)           (180)

Provision For Income Tax Expense                             --               6
                                                   ------------     -----------

Net (Loss)                                          $      (697)    $      (186)
                                                   ============     ===========

Earnings (Loss) Per Share - Basic and Diluted       $     (0.26)    $     (0.07)
                                                   ============     ===========

Weighted Average Number of Shares Outstanding         2,705,334       2,550,000
                                                   ============     ===========

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

Adal Group, Inc and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN THOUSANDS OF U.S. DOLLARS)

                                                   Three months ending March 31,
                                                   ------------     -----------
                                                       2005             2004
                                                   ------------     -----------

Operating Activities:
Net Income (Loss)                                   $      (697)    $      (186)
Adjustments to Reconcile Net (Loss)
 to Cash From Operations:
Depreciation and Amortization                               369             291

Changes in Assets and Liabilities:
Decrease (Increase):
Receivables                                                (755)          1,023
Inventories                                                  32             (17)
Other Current Assets                                        (83)            107

Increase (Decrease):
Accounts Payable                                            492             126
Other Current Liabilities                                   596              89
                                                   ------------     -----------

Net Cash - Operating Activities                             (46)          1,433
                                                   ------------     -----------

Investing Activities:
Business Acquisition                                     (1,015)           (732)
Capital Expenditures                                       (549)            (99)
                                                   ------------     -----------

Net Cash - Investing Activities                          (1,564)           (831)
                                                   ------------     -----------

Financing Activities:
Net Changes to Short-Term Borrowings                      1,392          (3,852)
Borrowing of Long-Term Debt                                 210           3,571
Payment of Long-Term Debt                                  (146)             --
Issuance of Common Stock                                     26              --
                                                   ------------     -----------
Net Cash - Financing Activities                           1,482            (281)
                                                   ------------     -----------

Effect Of Exchange Rates Changes on Cash                      3            (204)
                                                   ------------     -----------

Net Increase (Decrease) in Cash - Forward           $      (125)    $       117

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

Adal Group, Inc and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS OF U.S. DOLLARS)

                                                   Three months ending March 31,
                                                   ------------     -----------
                                                       2005             2004
                                                   ------------     -----------
                                                   (Unaudited)      (Unaudited)

Net Increase (Decrease) in Cash - Forwarded         $      (125)    $       117

Cash - Beginning of Periods                                 389             150
                                                   ------------     -----------

                                                   ============     ===========
Cash - End of Periods                               $       264     $       267
                                                   ============     ===========

Supplemental Cash Flow Information:
Cash paid during the periods for:
Interest                                            $       251     $       113
Income Taxes                                        $        --     $        --

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

ADAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005 (UNAUDITED)

(1)   Basis of Presentation

The Consolidated Financial Statements include the accounts of Adal Group, Inc. and its subsidiaries (collectively, the "Company," "Adal," "we," "us" or "our"). We are a diverse aluminum manufacturer with a value-added focus serving the construction, automotive, medical, defense, transportation and HVAC industries to name but just a few. Our worldwide headquarters is in Lingfield, Surrey, United Kingdom and our manufacturing facilities are all currently in the United Kingdom, in Witham, Essex and St. Albans, Hertfordshire. We are engaged primarily in providing manufacturing, fabricating, precision engineering and design services. Our principal subsidiaries are Adal Seco Limited, Adal Engineering Limited and Adal Guilform Limited. All material intercompany accounts and transactions have been eliminated in consolidation.

These Consolidated Financial Statements are prepared in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC") with respect to Form 10-QSB and reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the financial position of Adal Group, Inc as of March 31, 2005 and the results of operations and cash flows for the interim periods presented. Pursuant to such rules and regulations, certain footnote disclosures that normally are required under generally accepted accounting principles are omitted. These Consolidated Financial Statements and notes should be read in conjunction with the audited Consolidated Financial Statements and the notes thereto (the "2004 Consolidated Financial Statements") included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 (the "Form 10-KSB").

The Consolidated Financial Statements are prepared in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.

The nature of our business is such that the results of any interim period may vary significantly from quarter to quarter and may not be indicative of the results to be expected for the fiscal year.

(2)   Significant Accounting Policies

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of Adal and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Foreign Currency - Adal headquarters and principal business operations are located in England. Although most purchase contracts for aluminum billets are denominated in U.S. dollars, all other expenses and all revenues are denominated in UK Pound Sterling. As such, management has determined that the functional currency for financial reporting purposes is the UK Pound Sterling. Translation into U.S. dollars has been effected in the following manner: assets and liabilities using the exchange rates in effect at the balance sheet date, stockholders' equity at historical rates, and results of operations and cash flows at the average exchange rates during the period. The effect of exchange rate changes is reflected as a separate component of stockholders' equity.

Use of Estimates - The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods reported. Actual results could differ from those estimates.

Revenue Recognition - The Company recognizes revenue after its product is shipped and collectibility is reasonably assured.

Earnings (Loss) Per Share - Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding for the period. Diluted earnings (loss) per share is computed giving effect to all potentially dilutive common stock.

Intangibles. Customer lists are the sole intangible asset of the Company. These are recorded at cost and are amortized utilizing the straight-line method over a weighted-average amortization period of 5 years. The customer lists were recorded at a gross value of $1,163 and accumulated amortization of $128. There was $41 of amortization expense during the three month period ended March 31, 2005 with $21 being recorded in the three months to March 31, 2004. When changing circumstances warrant, the Company evaluates the carrying value and the period of amortization based on the current and expected future undiscounted cash flows from operations to determine whether a revised estimate of carrying value or useful life is required. The estimated customer list amortization expense for the fiscal year ending December 31, 2005, and for the subsequent years is as follows:

Year ended
December 31,                                                         Total
------------                                                         -----
2005                                                           $       221
2006                                                                   240
2007                                                                   240
2008                                                                   240
Thereafter                                                              94
                                                               -----------

Total                                                          $     1,035
                                                               ===========

The Company assesses intangible assets for impairment on a periodic basis and more frequently when circumstances warrant. No impairment has been recorded during the periods presented.

Significant policies followed by the Company are set forth in Note 3 to the Company's consolidated financial statements in the December 31, 2004 10-KSB filed with the SEC.

(3)   Acquisition of Guilform Holdings Limited

On February 7, 2005, the Company purchased all of the outstanding shares of Guilform Holdings Ltd. ("Guilform"), for a total investment of $1.8 million. Payment was made in the form of cash of $600 and notes in the amount of $375 and from the issuance of 300,000 shares of the Company's common stock. Guilform makes aluminum-based products for use in architecture, notably metal cladding panels and composite panels which provide thermal and acoustic insulation and fire protection.

The investment in excess of the net book value of Guilform Holdings Limited has been allocated to intangible assets, representing the value assigned to Guilform's customer list, which is being amortized over five years using the straight-line method. The results of operations of Guilform are included in the consolidated financial statements beginning February 8, 2005.

The assets acquired and liabilities assumed in the acquisition of Guilform are as follows:

Tangible Assets acquired at Fair Value                             $ 3,267
Cost in excess of net assets acquired                                  557
Liabilities Assumed at Fair Value                                   (2,024)

   Total Purchase Price                                            $ 1,800

(4)   Commitments

Purchase Contracts - Adal Seco, an indirect wholly-owned subsidiary of the Company, requires a supply of aluminum billets as raw materials for its production process. Though these billets are generally available on the open market, the Company has entered into purchase contracts with five smelters to reduce the risk of a disruption in supply. These contracts are for the delivery of billets per month at an agreed rate for up to twelve months into the future. Production cost per ton is set under an annual master agreement with each smelter. In advance of production, the Company places material orders with the smelter, at which time the cost of aluminum is determined.

At March 31, 2005 and December 31, 2004, there were purchase agreements totaling approximately $2,422 and $3,510 respectively.

(5)   Going Concern

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have incurred net operating losses of approximately $697,000 for the three months ended March 31, 2005, compared to $186,000 for the three months ended March 31, 2004. Additionally, as of March 31, 2005, we had a net working capital deficiency of approximately $5,620,000 and negative cash flows from operating activities of approximately $46,000. We plan to convert a further $1,133 of short term debt to long term debt in 2005. Our management expects cash flows from operating activities to improve in our core businesses in the third quarter of fiscal 2005. We still face the burden of a large central overhead, relative to the current size of our business, and this will continue to be the case until we reach a more significant size as an organization. We have an acquisition, product development; new product and organic growth plans that we anticipate will achieve the required economies of scale and expect to see growth over the remainder of 2005 and into 2006. Management also plans to raise additional capital through one or more transactions, utilizing H.C. Wainwright, a New York based Broker / Dealer, appointed in July 2005, although there can be no assurance thereof. Any such capital raised will be used for working capital, reduction in short term debt, acquisitions and capital improvements. The accompanying consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. If we fail to generate positive cash flows or obtain additional financing when required, we may have to modify, delay or abandon some or all of our business and expansion plans.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page

Report of Independent Registered Public Accounting Firm .................    F-2

Consolidated Balance Sheet as of December 31, 2004.......................    F-3

Consolidated  Statements  of  Operations  for the  year
ended December 31, 2004 and for the period from October
20, 2003  (inception) to December 31, 2003, and of Seco
Aluminium Ltd. (as Predecessor  Company) for the period
from January 1, 2003 to October 19, 2003.................................    F-4

Consolidated   Statements   of   Stockholders'   Equity
(Deficit) and Comprehensive  Income (Loss) for the year
ended December 31, 2004 and for the period from October
20, 2003 (inception) to December 31, 2003................................    F-5

Consolidated  Statements  of Cash  Flows  for the  year
ended December 31, 2004 and for the period from October
20, 2003  (inception) to December 31, 2003, and of Seco
Aluminium Ltd. (as Predecessor  Company) for the period
from January 1, 2003 to October 19, 2003.................................    F-6

Notes to Consolidated Financial Statements...............................    F-8

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of Adal Group Inc. and its subsidiaries (the "Company") as of December 31, 2004, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for the periods January 1, 2003 to October 19, 2003 (predecessor Company), October 20, 2003 to December 31, 2003 and for the year ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2004, and the consolidated results of their operations and their cash flows for the periods January 1, 2003 to October 19, 2003 (predecessor Company), October 20, 2003 to December 31, 2003 and for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                        MOORE STEPHENS, P. C.
                                        Certified Public Accountants.

New York, New York
February 25, 2005 except for Note 4,
for which the date is April 11, 2005

ADAL GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
(IN THOUSANDS OF U.S. DOLLARS)

                                                               December 31, 2004
                                                               -----------------
Assets:
Current Assets:
  Cash and Cash Equivalents                                             $   389
  Accounts Receivable                                                     6,845
  Inventories                                                             2,408
  Current Deferred Taxes                                                     37
  Other Current Assets                                                      314
                                                               -----------------

   Total Current Assets                                                   9,993

Property, Plant and Equipment - Net                                       6,229

Intangible Assets, Less Accumulated
  Amortization of $80                                                       526
                                                               -----------------

Total Assets                                                            $16,748
                                                               =================

Liabilities and Stockholders' Equity (Deficit):
Current Liabilities:
   Short-Term Borrowings and Credit
   Agreements                                                           $ 6,048
   Accounts Payable                                                       6,243
   Accrued Expenses - Related Party                                         120
   Payroll and Excise Taxes Payable                                         617
   Current Portion of Long-Term Debt                                        595
   Other Current Liabilities                                                549
                                                               -----------------

   Total Current Liabilities                                             14,172

Long-Term Debt, Less Current
  Portion                                                                 4,275

Non-Current Deferred Taxes                                                   99
                                                               -----------------

   Total Liabilities                                                     18,546
                                                               -----------------
   Commitments and Contingencies

Stockholders' Equity (Deficit):
Common Stock, $.0001 Per Share Stated
  Value; 100,000,000 Shares Authorized, 2,550,000
  Shares Issued and Outstanding                                              --
Additional Paid in Capital                                                    2
Accumulated Deficit                                                      (2,454)
Accumulated Other Comprehensive Income:
   Cumulative Translation Adjustment                                        654
                                                               -----------------
Total Stockholders' Equity (Deficit)                                     (1,798)
                                                               -----------------
Total Liabilities and Stockholders' Equity (Deficit)                    $16,748
                                                               =================

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

ADAL GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE DATA)

                                                                    Predecessor
                           Adal Group Inc.  and  Subsidiaries        Company
                               Year               October 20,        January 1,
                               Ended                2003 to            2003 to
                             December 31,         December 31,       October 19,
                               2004                  2003               2003
                            ---------             ----------         ---------

Net Sales                   $  29,228             $   4,194          $  17,053

Cost of Sales                  27,898                 4,004             15,311
                            ---------             ----------         ---------

  Gross Profit                  1,330                   190              1,742

Selling, General and
  Administrative Expenses       2,783                   268              1,055

Advisory Fees - Related
  Party                           190                    --                 --
                                  ---                    --                 --

  Income (Loss) from
   Operations                  (1,643)                  (78)               687

Interest Expense                  650                   122                148
                            ---------             ----------         ---------

  Income Before Income
   Taxes                       (2,293)                 (200)               539

Provision For Income Tax
  Expense (Benefit)                (3)                  (36)               120
                            ---------             ----------         ---------

  Net Income (Loss)         $  (2,290)            $    (164)         $     419
                            =========             ==========         =========

Basic and Diluted Income
  (Loss) per Share:         $   (0.98)           $    (0.06)        $     0.18
                            =========             ==========         =========

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

ADAL GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS) (IN THOUSANDS OF U.S. DOLLARS)

                                                                                                            Accumulated
                                 Comprehensive                              Additional    Retained         Other         Total
                                     Income            Common Stock          Paid-in      Earnings      Comprehensive Stockholders'
                                     (Loss)        Shares        Amount      Capital      (Deficit)        (Loss)     (Deficit)
                                   ---------     ---------    -----------    ---------    ---------     ---------     ---------

Inception - October 20, 2003       $    --            --      $      --      $    --      $    --       $    --       $    --

Issuance of Common Stock
    For Cash                            --       2,295,000           --              2         --            --               2

Net Loss                                (164)         --             --           --           (164)         --            (164)

Effect of Currency
    Translation in
    Period                                (3)         --             --           --           --              (3)           (3)

Balances
    December 31, 2003              $    (167)    2,295,000           --              2         (164)           (3)         (165)
                                   =========

Shares Issued in Connection
    With Merger                    $    --         255,000           --           --           --            --            --

Net Loss                              (2,290)         --             --           --         (2,290)         --          (2,290)

Effect of Currency
    Translation In
    Period                               657          --             --           --           --             657           657

    Balances -
    December 31, 2004              $  (1,633)    2,550,000    $      --      $       2    $  (2,454)    $     654     $  (1,798)
                                   =========     =========    ===========    =========    =========     =========     =========

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

ADAL GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS OF U.S. DOLLARS)

                                                                             Predecessor
                                    Adal Group Inc. and  Subsidiaries         Company
                                        Year              October 21,        January 1,
                                        Ended               2003 to            2003 to
                                      December 31,        December 31,       October 19,
                                        2004                 2003               2003
                                     ---------             ----------         ---------
Operating Activities:
  Net Income (Loss)                    $(2,290)              $ (164)            $ 419
  Adjustments to Reconcile Net
   Income (Loss) to Cash From
   Operations:
   Depreciation and Amortization         1,212                  111               657
   Deferred tax (Benefit)                   (3)                  --                --

  Changes in Assets and
   Liabilities:
   Decrease (Increase):
    Receivables                          1,086                  541              (877)
    Inventories                           (217)                (231)              226
    Other Current Assets                  (150)                  66                (3)

   Increase (Decrease):
    Accounts Payable                       888                 (107)              154
    Taxes                                  127                  (19)               88
    Other Current Liabilities              162                   86              (101)
                                     ---------             --------        -----------

  Net Cash - Operating
   Activities                              815                  283               563
                                     ---------             --------        ----------

Investing Activities:
  Cash Paid for Seco
   Acquisition, Net of Cash
   Acquired                                 --                   --             (3,874)
  Cash Paid for Fagg
   Acquisition, Net of Cash
   Acquired                               (732)                  --                --
  Capital Expenditures                  (2,713)                 (87)             (362)
                                     ----------            ---------       -----------

  Net Cash - Investing
   Activities                           (3,445)              (3,961)             (362)
                                     ----------            ---------       -----------

Financing Activities:
  Net Changes to Short-Term
   Borrowings                            (1948)               3,570              (177)
  Borrowing of Long-Term Debt            4,530                   --                --
  Payment of Long-Term Debt               (480)                  --                --
  Issuance of Common Stock                  --                    2                --
                                     ---------             --------        ----------

  Net Cash - Financing
   Activities                            2,102                3,572              (177)
                                     ---------             --------        -----------

Effect Of Exchange Rates
  Changes on Cash                          767                  231                 1
                                     ---------             --------        ----------

  Net Increase (Decrease) in
   Cash - Forward                      $   239               $  125             $  25

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

ADAL GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS OF U.S. DOLLARS)

                                                                             Predecessor
                                    Adal Group Inc. and  Subsidiaries         Company
                                        Year              October 21,        January 1,
                                        Ended               2003 to            2003 to
                                      December 31,        December 31,       October 19,
                                        2004                 2003               2003
                                     ---------             ----------         ---------
   Net Increase (Decrease) in
         Cash - Forwarded              $      239           $   125         $      25

Cash - Beginning of Period                    150                25                --
                                              ---                --                --

Cash - End of Period                   $      389           $   150         $      25
                                              ===               ===                ==

Supplemental Cash Flow
  Information:
  Cash paid during the periods for:
   Interest                            $      343           $   116         $     141
   Income Taxes                        $       --           $    --         $      --

Non-Cash Transactions:
  Debt Issued for Engineering
   Acquisition                           $    675           $    --         $      --

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements.

ADAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)   Business

Adal Group Inc. ("we" or the "Company"), through our operating subsidiaries, is a diversified producer of aluminum extrusions and manufactured parts. Our principal operating subsidiaries are Adal Seco and Adal Engineering (formerly W.H.J. Fagg & Son Ltd.), both of which are located in England. Our customers are also based in England. Adal Seco is a provider of aluminum extrusion design and production services, providing complete supply-chain management including component design, fabrication, warehousing and delivery. These added value products are sold through the Adal Seco brands, Adal Extra and Adal Climatix. Adal Engineering provides precision engineering, tool making and volume production of machined (primarily aluminum) components principally for the automotive industry. Adal Engineering was acquired effective February 1, 2004.

(2)   Organization and Basis of Presentation

Adal Group Inc., a Delaware corporation, was formerly known as Sunningdale, Inc. ("Sunningdale") a shell corporation. A merger of Sunningdale and Advanced
Aluminium Group Ltd. ("AAG") incorporated under the laws of England, was completed on October 28, 2004. The merger has been treated for accounting and financial reporting purposes as a reverse acquisition of Sunningdale by AAG, since the former AAG stockholders control the Company after the merger. Under this accounting treatment, AAG is deemed for accounting purposes to be the acquiring entity and Sunningdale the acquired entity. Accordingly, the transaction has been treated as a recapitalization of AAG, with no goodwill recorded. The financial statements of the Company after the merger now reflect AAG on a historical basis. All references to the "Company" means Adal Group Inc. and its subsidiaries. As of the date of the merger, Sunningdale had total assets of $15 and total liabilities of $15, which were assumed by the Company.

Effective October 20, 2003, AAG acquired all of the outstanding capital stock of Advanced Aluminium Industries, Ltd. ("AAI"). AAI's activities as of the date of acquisition consisted solely of the ownership of Adal Seco, which was acquired by AAI on October 20, 2003.

Since October 20, 2003 ("Inception") the Company's activities consisted solely of activities related to the operation of AAI and Seco. Such activities, which were not significant, have been included in the consolidated statement of operations for the Company for the period from Inception through December 31, 2003. The primary operating activities included in the consolidated statement of operations for the Company for the period from Inception through December 31, 2003 are those of Seco, which became an indirect subsidiary of the Company, through its AAI subsidiary, on October 20, 2003.

The consolidated balance sheets as of October 19, 2003 and the consolidated statements of operations and cash flows for the period from January 1, 2003 to October 19, 2003 represent the financial position and results of operations and cash flows of Seco, which was the "Predecessor Company" through the date of acquisition. The consolidated balance sheets as of December 31, 2004 and December 31, 2003 and consolidated statements of operations and cash flows for the year ended December 31, 2004 and for the period from October 20, 2003 (Inception) to December 31, 2003 represent the consolidated financial position and results of operations and cash flows for the Company and its subsidiaries.

The operations of Engineering have been included since February 1, 2004, the date on which AAI acquired all of the outstanding capital stock of Engineering.

All amounts in the financial statements are presented in thousands of U.S. Dollars.

(3)   Significant Accounting Policies

Principles of Consolidation - The consolidated financial statements of the Company include the accounts of its wholly-owned direct and indirect subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

ADAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3)   Significant Accounting Policies (Continued)

Foreign Currency - The Company headquarters and principal business operations are located in England. Although most purchase contracts for aluminum are denominated in U.S. dollars, all other expenses and all revenues are denominated in UK Pound Sterling. As such, management has determined that the functional currency for financial reporting purposes is the UK Pound Sterling. Translation into U.S. dollars has been accomplished in the following manner: assets and liabilities using the exchange rates in effect at the balance sheet date, stockholders equity at historical rates, and results of operations and cash flows at the average exchange rates during the period. The effect of exchange rate changes is reflected as a separate component of stockholders' equity.

Use of Estimates - The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods reported. Actual results could differ from those estimates.

Cash and Cash Equivalents - The Company considers all highly liquid debt securities purchased with an original maturity of three months or less to be cash equivalents.

Inventories - Inventories consist primarily of raw materials (principally aluminum billets, extrusions and bar stock) and work in process/finished goods, (aluminum extrusions and machined parts). Inventories are stated at the lower of cost (first-in, first-out method) or market. Inventories consist of:

                                                           December 31,
                                                                2004

Raw Materials                                                 $ 1,255
Work in Process and Finished Goods                              1,153
                                                            ---------

  Totals                                                      $ 2,408
  ======                                                    =========

Income Taxes - The Company accounts for income taxes under the liability method, whereby current and deferred tax assets and liabilities are determined based on tax rates and laws enacted as of the balance sheet date. Deferred tax expense (benefit) represents the change in the deferred tax asset/liability balance.

Property, Plant and Equipment - Property and equipment is stated at cost. Depreciation is computed principally using the straight-line method. The estimated useful lives are:

Buildings and Improvements               50 Years
Equipment, Furniture and Fixtures        3 to 15 Years
Vehicles                                 3 to 5 Years

Expenditures for maintenance and repairs that do not materially extend the useful lives of property, plant and equipment are charged to earnings. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in earnings. Property, plant and equipment consist of the following:

ADAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3)   Significant Accounting Policies (continued)

                                                            December 31,
                                                                2004

Land, Buildings and Improvements                              $ 2,521
Equipment, Furniture and Fixtures                              12,214
Vehicles                                                           66
                                                                   --

Totals                                                         14,801
Less Accumulated Depreciation                                  (8,572)
                                                            ----------

  Property, Plant and Equipment - Net                       $   6,229
  ===================================                       =========

Depreciation expense was $1,100 for the year ended December 31, 2004, $111 for the period ended December 31, 2003, and $657 for the period from January 1, 2003 to October 20, 2003.

Intangible Assets - Customer lists are the sole intangible asset of the Company. These are recorded at cost and are amortized utilizing the straight-line method over a period of 5 years. The customer lists were recorded at a value of $606 and there was $80 of amortization expense during the year ended December 31, 2004 with none prior. When changing circumstances warrant, the Company evaluates the carrying value and the period of amortization based on the current and expected future undiscounted cash flows from operations to determine whether a revised estimate of carrying value or useful life is required.

Year ended
December 31,                             Total
------------                             -----
   2005                                  $129
   2006                                   129
   2007                                   129
   2008                                   129
   Thereafter                              10
                                         ----
   Total                                 $526
                                         ====

The Company assesses intangible assets for impairment on a periodic basis and more frequently when circumstances warrant. No impairment has been recorded during the periods presented.

Revenue Recognition - The Company recognizes revenue after its product is shipped and collectability is reasonably assured.

Net Revenues - Net revenues include the amounts charged for products shipped to customers, plus recoveries of the freight charges to ship the product from the manufacturing facility to the customer.

Cost of Sales - Cost of sales includes the direct cost of the product, including material, labor, overhead, depreciation and the freight charges to ship the product to the customer.

Selling, General and Administrative Expenses - Selling general and administrative expenses include costs for administrative and sales employee wages, benefits, legal, accounting and consulting services and other general and administrative costs.

Impairment of Long-Lived Assets - The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such factors and circumstances exist, the projected undiscounted future cash flows associated with the future use and disposal of the related asset or group of assets is compared to their respective carrying amounts. Impairment, if any, is measured as the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made.

ADAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3)   Significant Accounting Policies (continued)

Fair Value of Financial Instruments - The Company adopted Statement of Financial Accounting Standards ("SFAS") No.107, "Disclosure about Fair Value of Financial Instruments," which requires disclosing fair value, to the extent practicable, for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

In assessing the fair value of these financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash and cash equivalents, related party and trade and notes payable, it was assumed that the carrying amount approximated fair value for the majority of these instruments because of their short maturities.

The fair value of long-term debt is based upon current rates at which the Company could borrow funds with similar remaining maturities. It was assumed that the carrying amount approximated fair value for these instruments.

Research and Development Costs - The Company does not have a research and development department. The development activity generally relates to designing new products, which is principally done by employees with general administrative or other operating responsibility. As such, the Company does not separately account for such costs. However, management believes the total amounts expended on these activities are not significant. All such costs are expensed as incurred.

Advertising - The Company expenses advertising costs as incurred. Advertising expenses were approximately $15 for the year ended December 31, 2004, $2 for the period from October 20, 2003 to December 31, 2003, and $6 for the period from January 1, 2003 to October 19, 2003.

Stock-Based Compensation - We account for stock-based compensation utilizing the intrinsic value method in accordance with the provisions of Accounting
Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees" and related Interpretations. Accordingly, no compensation expense is recognized because the exercise prices of these employee stock options equal or exceed the estimated fair market value of the underlying stock on the dates of grant.

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-Based Payment". SFAS No. 123R is a revision of SFAS No. 123, "Accounting for Stock Based Compensation", and supersedes APB 25. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. The effective date of SFAS 123R is the first reporting period beginning after December 15, 2005, although early adoption is allowed. SFAS 123R requires companies to adopt its requirements using a "modified prospective" method. Under the "modified prospective" method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. The "modified retrospective" method also permits entities to restate financial statements of previous periods based on proforma disclosures made in accordance with SFAS 123.

We currently utilize a standard option pricing model (i.e., Black-Scholes) to measure the fair value of stock options granted to employees. While SFAS 123R permits entities to continue to use such a model, the standard also permits the use of a "lattice" model. We have not yet determined which model we will use to measure the fair value of employee stock options upon the adoption of SFAS 123R.

SFAS 123R also requires that the benefits associated with the tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. We have not yet determined what effect, if any, this change will have on future periods.

ADAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3)   Significant Accounting Policies (continued)

We currently expect to adopt SFAS 123R effective January 1, 2006; however, we have not yet determined which of the aforementioned adoption methods we will use.

Earnings (Loss) Per Share - Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding for the period. Diluted earnings (loss) per share is computed giving effect to all potentially dilutive common stock. There were no potentially dilutive items for the periods presented. The weighted average shares outstanding were 2,339,625 for the year ended December 31, 2004 and 2,295,000 for the other periods presented, including the Predecessor Company.

Recent Accounting Pronouncements - In October 2004, the FASB issued SFAS No. 151 "Inventory Costs - an amendment of ARB No. 43, Chapter 4." This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. Adoption of this Statement is not expected to have a material impact on our financial statements.

In November 2004, the FASB issued SFAS No. 152 "Accounting for Real Estate Time-Sharing Transactions - An amendment of SFAS No. 66 and 67." This Statement amends SFAS No. 66. "Accounting for Sales of Real Estate," to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, "Accounting for Real Estate Time-Sharing Transactions." This Statement also amends SFAS No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects," to state the guidance for (a) incidental costs and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to guidance in SOP 04-2. SFAS No. 152 is effective for financial statements for fiscal years beginning after June 15, 2005. Adoption of this Statement is not expected to have a material impact on our financial statements.

Recent Accounting Pronouncements (Continued) - In November 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - an amendment to APBO No. 29." This Statement amends APBO 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This is effective for fiscal periods beginning after June 15, 2005. Adoption of this Statement is not expected to have a material impact on our financial statements.

(4)   Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate the continuation of the Company as a going concern and realization of assets and settlement of liabilities and commitments in the normal course of business. For the year ended December 31, 2004, the Company has a net loss of approximately $2,290, a working capital deficiency of approximately $4,179 and an accumulated deficit of approximately $2,454. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management plans to secure additional financing through the following actions:

      o In February 2005 we moved Adal Engineering's accounts receivable revolving credit facility from the existing bank to the same bank used by Adal Seco. This move provided an additional $170 of availability due to an improved advance rate against eligible accounts receivable.

      o The bank holding the mortgage on the Witham facility has agreed to refinance the loan and allow us to increase our borrowings to 75% of the current appraised value of the property. This will generate incremental funding of approximately $300 and is expected to close in late April 2005.

(4)   Going Concern (Continued)

      o We have established a credit agreement with a bank based on the finished goods inventory at Adal Seco, which will provide approximately $320 of cash availability. Funding is expected to close by the end of April 2005.

      o Two directors of the Company have agreed to lend the Company $150 each for a total of $300. These loans are expected to be in place in May 2005.

ADAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      o On April 8, 2005, the Company and the Keating Reverse Merger Fund, LLC agree to amend their Exchange Agreement to terminate the anti-dilution provision. As consideration for this termination the Company agreed to issue 125,000 shares of its Common Stock to the Keating Reverse Merger Fund, LLC.

      o On April 11, 2005 the investment committee of an investment company approved a term sheet, subject to completion of final due diligence, to provide $3,000 in funding through a three year convertible loan facility. The first $1,000 of funds is expected to be received in May 2005, and can be used for any purpose. The remaining $2,000 is reserved for use in future acquisitions.

The above actions are expected to provide additional cash resources of approximately $2,090 in the first half of 2005. Management believes that this additional cash will be adequate to sustain operations until the Company generates sufficient cash flows from operations.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

(5)   Acquisitions

On October 20, 2003, the Company purchased all of the outstanding shares of the Predecessor Company through its wholly-owned AAI subsidiary, for cash of approximately $3.9 million, including acquisition costs of approximately $3,900. Accordingly, the results of operations of Adal Seco are included in the consolidated financial statements of the Company from the date of acquisition. Because the total purchase price was less than the net book value of the Predecessor Company, no allocation of the purchase price was made, and the amount paid below net book value of approximately $913 was recorded as a reduction to land, buildings and improvements.

On January 31, 2004, the Company purchased all of the outstanding shares of W.H.J. Fagg & Son Ltd. ("Fagg") through its wholly-owned AAI subsidiary, for a total investment of approximately $1,400 including transaction related costs of $64. Payment was made in the form of cash of $739 and notes in the amount of $675. Fagg was subsequently renamed Adal Engineering. Engineering provides precision engineering, tool making and volume production of machined aluminum components principally for the automotive industry. The engineering and machining capabilities of Engineering are complementary to the extrusion business of Seco. The investment in excess of the net book value of Engineering has been allocated to intangible assets, representing the value assigned to Engineering's customer list, and is being amortized over five years using the straight-line method. The results of operations of Engineering are included in the consolidated financial statements of the Company beginning February 1, 2004.

The following condensed balance sheet information has been derived from the audited balance sheet of Engineering as of January 31, 2004.

ADAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5)   Acquisitions (Continued)

The assets acquired including the cost in excess of net assets acquired and liabilities assumed in the acquisition of Engineering are as follows:

  Tangible Assets acquired at Fair Value                    $  2,725
  Cost in excess of net assets acquired (customer lists)         606
  Liabilities Assumed at Fair Value                           (1,917)
                                                            --------

  Total Purchase Price                                      $     --
                                                            $  1,414
                                                            ========

Selected unaudited proforma combined results of operations for the year ended December 31, 2003, assuming that the Predecessor Company and Engineering acquisitions occurred on January 1, 2003, including activity subsequent to their actual acquisitions is as follows:

                                                            Year Ended
                                                             December
                                                                2003
Net Sales:
  Predecessor Company and the Company from Inception         $21,308
  Engineering                                                  5,034
                                                               -----

  Combined                                                   $26,342

Net Income:
  Predecessor Company and the Company from Inception         $  (108)
  Engineering                                                   (155)

  Combined                                                   $  (263)

(6)   Related Party Transactions

During the year ended December 31, 2004, the Company leased office space from a Director on a month-to-month basis. The total of such rental expenses was approximately $9 during the year ended December 31, 2004 with no expense in other periods. This rent was included as a component of selling, general and administrative expense.

On October 28, 2004, the Company entered into a financial advisory agreement with an entity related to a former director of the Company who is also a major shareholder. A fee of $190 was accrued related to this agreement, of which $70 was paid through December 31, 2004.

(7)   Concentrations

(A) Concentration of Credit Risk - Financial instruments that potentially subject the Company to significant concentrations of credit risk consists principally of cash and cash equivalents and accounts receivable.

The Company and its subsidiaries maintain their cash and cash equivalents in accounts with two major financial institutions in England and, principally in the form of demand deposit accounts. Deposits in these banks may exceed the amounts of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

The Company believes that the concentration of credit risk in its accounts receivables is substantially mitigated by the Company's evaluation process, relatively short collection terms, the high level of credit worthiness of its customers and in the case of Seco the purchase of credit insurance for its accounts receivable. The Company performs ongoing credit evaluations of its customers' financial condition, but generally requires no collateral. Management has entered into an insurance agreement to guarantee certain customer accounts receivable balances up to specified limits as defined in the insurance agreement. For those customer not covered under the insurance agreement the Company often requires the customer to prepay for goods as a condition of sale. The Company records an allowance for doubtful accounts specific to the accounts receivable balances outstanding based upon the results of its evaluation of its customers' financial condition and consideration of the insured balance. As of December 31, 2004 the Company determined that no allowance for doubtful accounts was required. Historically, the Company has recorded an immaterial amount of bad debt write-offs.

(B) Concentration of Sources of Labor - Approximately 50% of the employees of Seco, an indirect subsidiary of the Company are members of a trade union. Seco is not a party to any collective bargaining agreement with this trade union. Management believes that it has a good relationship with its employees.

C) Concentration of Sources of Materials - Seco purchases aluminum billets from five smelters. Though these billets are commonly used by extruders, a disruption in the supply from these smelters could cause production delays or a material increase in production costs. The Company has entered into forward supply contracts with these smelters to minimize such risk [See Note 6].

(8)   Commitments and Contingencies

Operating Leases - The Company leases various vehicles and equipment under operating leases. Rent expense for such vehicles and equipment was $68 for the year ended December 31, 2004, $10 for the period from October 20, 2003 to December 31, 2003, and $24 for the period from January 1, 2003 to October 19, 2003.

Future minimum lease payments under operating leases at December 31, 2003 are as follows:

Years Ending
December 31,                            Amount
------------                            ------
   2004                                 $  49
   2005                                    42
   2006                                    33
   2007                                    13
   Thereafter                               1
   Total                                $ 138
                                        =====

Purchase Contracts - Adal Seco, an indirect subsidiary of the Company, requires a supply of aluminum billets as raw materials for its production process. Though these billets are generally available on the open market, the Company has entered into purchase contracts with five smelters to reduce the risk of a disruption in supply. These contracts are for the delivery of billets per month at an agreed rate for up to twelve months into the future. Production cost per ton is set under an annual master agreement with each smelter. In advance of production, the Company places material orders with the smelter, at which time the cost of aluminum is determined.

ADAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Production cost per ton is set under an annual master agreement with each smelter. In advance of production, the Company places material orders with the smelter, at which time the cost of aluminum is determined.

At December 31, 2004 and December 31, 2003, there were purchase agreements totaling approximately $3,500 and $829 respectively.

(9) Debt

The Company has a Credit Agreement with a bank that allows the Company to borrow against customer accounts receivable of Adal Seco, subject to certain restrictions. Under the terms of the Credit Agreement, the Company may borrow up to a maximum of $9,600, subject to the availability of eligible customer receivables. Interest is charged at the rate of 2% above the Base Rate of the Bank of England for the first $4,000 borrowed and 1.4% above the Base Rate of the Bank of England for the balance. At December 31, 2004, the Base Rate of the Bank of England was 4.75%. The Company pays a commitment fee equal to 0.14% of the eligible accounts receivable, at the time the accounts receivable are reported to the bank. The amounts outstanding under this agreement are secured by all of the outstanding accounts receivable of Adal Seco. The term of the Credit Agreement is open, but can be terminated by either party with 90 days notice and as such is classified as a component of current liabilities. As of December 31, 2004, there was $4,955 outstanding under the Credit Agreement. As of December 31, 2004, the Company had unused borrowing availability of $584.

The Company also has a Credit Agreement with another bank that allows the Company to borrow against customer accounts receivable of Adal Engineering, subject to certain restrictions. Under the terms of the Credit Agreement, the Company may borrow up to a maximum of $770, subject to the availability of eligible customer receivables. Interest is charged at the rate of 2.20% above the Base Rate of the Bank of England (6.95% at December 31, 2004). The Company pays a commitment fee equal to 0.50% of the eligible accounts receivable, at the time the accounts receivable are reported to the bank. The amounts outstanding under this agreement are secured by all of the outstanding accounts receivable of Adal Engineering. The term of the Credit Agreement is open, but can be terminated by either party with 90 days notice and as such is classified as a component of current liabilities. As of December 31, 2004, there was $393 outstanding under the Credit Agreement. As of December 31, 2004, the Company had unused borrowing availability of $166.

As of December 31, 2004, the weighted average interest rate for the credit agreements was 6.49%.

The Company has an overdraft agreement with a bank that allows the Company to borrow up to $1,000. As of December 31, 2004, there was $700 outstanding under the agreement. The proceeds are to be used to finance building reconstruction and will be converted into a mortgage upon completion of the construction. The outstanding balance bears interest at 1.5% above the Base Rate of the Bank of England (6.25% at December 31, 2004). The loan is secured by a lien on the Company's real estate, including land, buildings and improvements of the facilities located in Witham, England. These amounts are classified as a component of short term liabilities.

In connection with the acquisition of Adal Engineering in January 2004, the Company issued notes payable to the former owners in the original amount of approximately $675. The notes did not bear interest and were paid in full in November 2004.

Long-term debt consisted of the following at December 31, 2004:

                                                              December 31,
                                                              ------------
                                                                  2004
                                                                  ----

Mortgage Loan, 6.435% Due January 2019                        $    3,670
Machinery and Equipment Loans                                      1,200
                                                              ------------
Total Long-Term Debt                                               4,870
Less: Amounts Due Within One Year                                   (595)
                                                              ------------

  Long-Term Portion                                           $    4,275
                                                              ============

ADAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(9) Debt (continued)

The mortgage loan is secured by the real estate, including land, buildings and improvements of the facilities located in Witham, England, and has a 15 year term. The interest rate on the mortgage is fixed for five years, after which time the Company has the option to accept a fixed rate based upon the then market rates or accept a variable rate at the Bank of England Base Rate plus 1.5%.

The machinery and equipment loans are secured by certain machinery and equipment of Engineering. The agreements range from 3 to 5 years with interest ranging between 5% and 8%.

Following are the principal amounts due under long-term debt as of December 31, 2004 by fiscal year:

Years Ending
December 31,                                               Amount

    2005                                                 $       595
    2006                                                         513
    2007                                                         386
    2008                                                         337
    2009                                                         264
    Thereafter                                                 2,775
                                                         -----------
    Total                                                $     4,870
                                                         -----------

(10)Common Stock

The Company has 100,000,000 shares of common stock authorized and 2,550,000 shares issued and outstanding as of December 31, 2004. The Company does not have any equity incentive plans or other stock based compensation plans. There are no outstanding warrants for the purchase of common stock.

(11) Income Taxes

A reconciliation between the Company's effective tax rate and the U.S. statutory rate is as follows:

                                                                                                       Predecessor
                                                                      Adal Group Inc.                     Company
                                                        ---------------------------------------      ----------------
                                                                                   October 20,           January 1,
                                                             Year Ended              2003 to               2003 to
                                                            December 31,           December 31,          October 19,
                                                                2004                   2003                 2003
                                                        ---------------------------------------      ----------------
U.S. statutory rate applied to
   income from continuing operations before  taxes                  35%                     35%                   35%

Differential arising from:

   Foreign operations                                               (5%)                    (5%)                  (5%)

   Other Permanent Differences                                      --                      18%                   22%

   Utilization of Net Operating Loss Carryforwards                 (30%)                   (30%)                 (30%)
                                                                    --                      --                    --

Effective Rate                                          $           --%        $           (18%)     $            22%
                                                        ===============        ================      ================

ADAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(11) Income Taxes (continued)
--------------------------------------------------------------------------------

Foreign operations comprised substantially all operations for fiscal 2004 and 2003. The provision (benefit) from income taxes shown in the consolidated statements of operations consists of the following:


                                                           Adal Group Inc.                   Predecessor
                                                -----------------------------------            Company
                                                                        October 20,           January 1,
                                                   Year Ended             2003 to               2003 to
                                                  December 31,          December 31,          October 19,
                                                      2004                  2003                  2003
                                                -------------        --------------          ------------
Current Provision

Federal                                         $          --        $           --          $         --

Foreign                                                    --                   (54)                  165

State                                                      --                    --                    --

                                                -------------        --------------          ------------
Total                                           $          --        $          (54)         $        165
                                                -------------        --------------          ------------
Deferred Provision

Federal                                         $          --        $           --          $         --

Foreign                                                    (3)                   18                   (45)

State                                                      --                    --                    --

                                                -------------        --------------          ------------
Total                                           $          (3)       $           18          $        (45)
                                                =============        ==============          ============
Grand Total                                     $          (3)       $          (36)         $        120
                                                =============        ==============          ============

Deferred Income taxes at December 31, 2004 consisted of the following:

                                                 Year Ended
                                                December 31,
                                                    2004
                                                -------------
Current Deferred Tax Asset:

Net Operating Loss Carryforward                  $        259

Valuation Reserve                                        (222)

Total                                            $         37

Non-Current Deferred Tax Liability:

Depreciation and Amortization                    $        (99)
                                                 ============

Tax benefits of operating loss carryforwards are evaluated on an ongoing basis, including a review of historical and projected future operating results, the eligible carryforward period, and other circumstances. Management believes that it is more likely than not that the deferred tax assets will be realized. During fiscal 2004 the Company had no current tax liability due to current period losses, foreign tax adjustments and utilization of net operating loss carryforwards. Management has recorded a valuation allowance on available net operating losses to adjust the deferred tax asset to an amount that is more likely than not to be realizable.

ADAL GROUP INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(12) Retirement Plans

The Company has defined contribution plans covering certain employees. The Company's annual contribution to the defined contribution plans is based on the matching of employee minimum contributions up to 2% of annual salary and amounted to $82 for the year ended December 31, 2004, $13 for the period from October 20, 2003 to December 31, 2003, and, $50 for the period from January 1, 2003 to October 19, 2003.

(13) Subsequent Events

On February 7, 2005, the Company purchased all of the outstanding shares of Guilform Holdings Ltd. ("Guilform"), for a total investment of $2,625. Payment was made in the form of cash of $600 and notes in the amount of $375 and $1,650 from the issuance of 300,000 shares of the Company's common stock. Guilform makes aluminum-based products for use in architecture, notably metal cladding panels and composite panels which provide thermal and acoustic insulation and fire protection.

The following condensed balance sheet information has been derived from the audited balance sheet of Guilform as of December 31, 2004.

The assets acquired and liabilities assumed in the acquisition of Guilform are as follows:

Tangible Assets acquired at Fair Value                          $ 3,942
Cost in excess of net assets acquired                               914
Liabilities Assumed at Fair Value                                (2,231)
                                                               ---------
  Total Purchase Price                                             2,625
                                                               =========

Selected unaudited pro-forma combined results of operations for the years ended December 31, 2004, assuming that the Predecessor Company and Engineering acquisitions occurred on January 1, 2004, including activity subsequent to their actual acquisitions is as follows:

                                                    Year Ended
                                                December 31, 2004
                                          (In thousands of U.S. dollars)
                                          ------------------------------

Net Sales:
  Company                                              $ 29,228
  Guilform (Year ended September 30, 2004)                4,141
                                                  -------------
  Combined                                             $ 33,369
                                                  =============
Net Income:
  Company                                              $ (2,290)
  Guilform  (Year ended September 30, 2004)                (384)
                                                  -------------
  Combined                                             $ (2,674)
                                                  =============

In February of 2005, the Company issued 10,000 shares of common stock to its independent Directors as compensation for their efforts on behalf of the Company.

In February of 2005 the Company issued 1 share of stock to resolve a dispute.

In February of 2005 the Company refinanced the secured credit agreement of Adal Engineering. As the result of this refinance, the credit terms for Engineering are substantially similar to those of the Adal Seco secured credit agreement.

                        1,001,892 Shares of Common Stock

                                ADAL GROUP, INC.

                                   PROSPECTUS


                              _______________, 2005

Until __________, 2005 (90 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

      SEC Registration Fee .......................................      $    560
      Printing and Engraving Expenses ............................      $      0
      Legal Fees and Expenses ....................................      $100,000
      Accounting Fees and Expenses ...............................      $  3,00
                                                                        --------

     Total .................................................            $103,560
                                                                        ========

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

      Section 145 of the Delaware General Corporation Law allows companies to indemnify their directors and officers against expenses, judgments, fines and amounts paid in settlement under the conditions and limitations described in the law.

      The Certificate of Incorporation and By-Laws of the Registrant provide that the Registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "DGCL"). Section 145 of the DGCL, relating to indemnification, is hereby incorporated herein by reference. We maintain Directors' and Officers' Insurance, under which the insurer will pay the loss of each of our directors and officers arising from any claim made against such directors and officers for actual or alleged wrongful act except and to the extent that we have indemnified such director or officer.

      The Registrant maintains Directors' and Officers' Insurance, under which the insurer will pay the loss of each of our directors and officers arising from any claim made against such directors and officers for actual or alleged wrongful act except and to the extent that the Registrant has indemnified such director or officer.

                     RECENT SALES OF UNREGISTERED SECURITIES

      The following sale of unregistered securities of the Company was made in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and/or, Rule 506 of Regulation D or Regulation S, promulgated under the Securities Act. The Company did not use underwriters.

      On October 28, 2004 (the "Closing"), Sunningdale, Inc., a Delaware corporation ("Company") consummated the transactions contemplated by that certain Share Exchange Agreement ("Exchange Agreement"), dated September 22,2004, by and among the Company, Advanced Aluminium Group Limited ("AAG"), the stockholders of AAG, and Keating Reverse Merger Fund, LLC ("KRM Fund"). Pursuant to the terms of the Exchange Agreement, the Company acquired all of the outstanding capital stock of AAG in exchange for the Company's issuance to the AAG stockholders of 2,295,000 shares of the Company's common stock. The issuance of the Company's shares of common stock to AAG's stockholders was exempt from registration under the Securities Act of 1933, as amended ("Securities Act") pursuant to Section 4(2) thereof.

                                    EXHIBITS

Exhibit
Number         Description
--------------------------------------------------------------------------------
2.1         Share Exchange Agreement, by and among the Registrant., the stockholders of Advanced Aluminium Group, Ltd., Advanced Aluminium
            Group, Ltd. and the Keating Reverse Merger Fund, dated September 22,
            2004 (1)
2.2         Financial Advisory Agreement, by and between the Registrant and
            Keating Securities, LLC. dated October 28, 2004 (2)
2.3         Voting Agreement, by and among the Registrant, the Keating Reverse
            Merger Fund, LLC and the Stockholders of Advanced Aluminium Group,
            Ltd., dated October 28, 2004 (2)
2.4         Share Sale and Purchase Agreement Relating to Guilform Holding
            Limited, between Keith Malcolm Broome and the Registrant, dated
            February 7, 2005 (3)
3.1         Certificate of Incorporation, as amended (4)
3.2         By-laws  (5)
4.1         Specimen Stock Certificate*
4.2         Form of Securities Purchase Agreement, , by and between the
            Registrant and Laurus Master Fund LTD., dated June 29, 2005 (6)
4.3         Form of Secured Convertible Term Note, dated June 29, 2005 (6)
4.4         Form of Common Stock Purchase Warrant, dated June 29, 2005 (6)
4.5         Form of Option, dated June 29, 2005  (6)
5           Legal Opinion of Loeb & Loeb LLP
14          Code of Ethics (5)
21          Subsidiaries of the Registrant(4)
23.1        Consent of Moore Stephens P.C.*
23.2        Consent of Loeb & Loeb LLP (included in the opinion filed as
            Exhibit 5)
24          Power of Attorney (included on signature page to Registration
            Statement)*

----------------------
* Filed herewith.

(1) Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the SEC on September 22, 2004.

(2) Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the SEC on October 28, 2004.

(3) Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the SEC on February 11, 2005.

(4) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB filed with the SEC on April 15, 2005.

(5) Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB filed with the SEC on February 14, 1997.

(6) Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the SEC on July 6, 2005.

                                  UNDERTAKINGS

      Undertaking Required by Item 512 of Regulation S-B.

(a)   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

            Provided, however, that paragraphs (a)(1)(I) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 hereof or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form SB-2 and has authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned in the City of Lingfield, Surrey, England, on August 12, 2005.

                               ADAL GROUP, INC.

                               By: /s/ Nicholas Shrager
                               ---------------------------
                               Name:   Nicholas Shrager
                               Title:  Chief Executive Officer and President

                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nicholas Shrager and Stephen Goodacre, and each of them (with full power of each to act alone), severally, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


        Signature                                    Title                               Date
----------------------------------   -------------------------------------------  ------------------------
/s/ Nicholas Shrager
----------------------------------   Chairman, Chief Executive Officer and        August 12, 2005
Nicholas Shrager                     President

/s/ Stephen B. Goodacre
----------------------------------
Stephen B. Goodacre                  Chief Financial Officer                      August 12, 2005

/s/ Charles K. Howe
----------------------------------
Charles K. Howe                      Executive Vice President and Director        August 12, 2005

/s/ Brian Alleman
----------------------------------
Brian Alleman                        Director                                     August 12, 2005

/s/ John Sanderson
----------------------------------
John Sanderson                       Director                                     August 12, 2005


----------------------------------
Keith Broome                         Director                                     August __, 2005